UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Yum China Holdings, Inc.

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Yum China Holdings, Inc.

7100 Corporate Drive Plano, Texas 75024 United States of America	Yum China Building 20 Tian Yao Qiao Road Shanghai 200030 People’s Republic of China

March 29, 2019

Dear Fellow Stockholders:

We are pleased to invite you to attend the 2019 Annual Meeting of Stockholders of Yum China Holdings, Inc. The Annual Meeting will be held Friday, May 10, 2019, at 8:30 a.m. local time, at Mandarin Oriental Hong Kong, 5 Connaught Road, Central, Hong Kong.

The attached notice and proxy statement contain details of the business to be conducted at the Annual Meeting. In addition, the Company’s 2018 annual report, which is being made available to you along with the proxy statement, contains information about the Company and its performance.

Your vote is important. We encourage you to vote promptly, whether or not you plan to attend the Annual Meeting. You may vote your shares over the Internet or via telephone. If you received a paper copy of the proxy materials, you may complete, sign, date and mail the proxy card in the postage-paid envelope provided.

If you plan to attend the meeting, you may also vote in person. If you hold your shares through a bank, broker or other nominee, you will be required to show the notice or voting instructions form you received from your bank, broker or other nominee or a copy of a statement (such as a brokerage statement) from your bank, broker or other nominee reflecting your stock ownership as of March 12, 2019 in order to be admitted to the meeting. All attendees must bring valid photo identification to gain admission to the meeting. Whether or not you attend the meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible.

Sincerely,

Joey Wat

Chief Executive Officer

Yum China Holdings, Inc.

Notice Of Annual Meeting

Of Stockholders

Time and Date:	8:30 a.m. (local time) on Friday, May 10, 2019.

Place:	Mandarin Oriental Hong Kong, 5 Connaught Road, Central, Hong Kong.

Items of Business:	(1) To elect the 12 director nominees named in the accompanying proxy statement to serve for a one-year term expiring at the 2020 annual meeting of the Company’s stockholders.

(2) To ratify the appointment of KPMG Huazhen LLP as the Company’s independent auditor for 2019.

(3) To approve, on an advisory basis, the Company’s named executive officer compensation.

(4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who Can Vote:	You can vote if you were a stockholder of record as of the close of business on March 12, 2019.

How to Vote:

You may vote over the Internet or via telephone by following the instructions set forth in the accompanying proxy statement. If you received a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the proxy card. If you attend the Annual Meeting, you may vote in person. Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote promptly.

Date of Mailing:	This notice, the accompanying proxy statement and the form of proxy are first being mailed to stockholders on or about March 29, 2019.

By Order of the Board of Directors,

Shella Ng

Chief Legal Officer and Corporate Secretary

PROXY STATEMENT – TABLE OF CONTENTS

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

MEETING INFORMATION

Date: May 10, 2019 Time: 8:30 a.m. (local time) Record Date: March 12, 2019	Location: Mandarin Oriental Hong Kong 5 Connaught Road, Central Hong Kong

HOW TO VOTE

Whether or not you plan to attend the Annual Meeting, please vote as promptly as possible using one of the following methods:

•	Via Internet by following the instructions on www.proxyvote.com;

•	Via telephone by calling 1 (800) 690-6903 (toll-free in the U.S.) and following the instructions provided by the recorded message; or
•	Via mail, if you received your proxy materials by mail, by completing, signing, dating and mailing the proxy card in the postage-paid envelope provided.

If you hold your shares in the name of a bank, broker or other nominee, your ability to vote by telephone or the Internet depends on their voting processes. Please follow the directions of your bank, broker or other nominee carefully.

ITEMS OF BUSINESS

Proposal	Board Voting Recommendation	Page Reference

1. Election of the 12 Director Nominees Named in this Proxy Statement to Serve for a One-Year Term	FOR each nominee	22

2. Ratification of the Appointment of KPMG Huazhen LLP as the Company’s Independent Auditor for 2019	FOR	28

3. Advisory Vote on Named Executive Officer Compensation	FOR	30

YUM CHINA – 2019 Proxy Statement	1

PROXY STATEMENT SUMMARY

COMPANY OVERVIEW

On October 31, 2016, Yum China Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), was spun-off from Yum! Brands, Inc. (“YUM”), becoming an independent publicly traded company as a result of a pro rata distribution of the Company’s common stock to shareholders of YUM. In this proxy statement, we refer to this transaction as the “spin-off.” We have the exclusive right to operate and sub-license in mainland China the KFC concept, the leading quick-service restau-

rant brand in China in terms of system sales and number of restaurants, the Pizza Hut concept, the leading casual dining restaurant brand in China as measured by system sales and number of restaurants, and the Taco Bell concept, a California-based restaurant chain serving innovative Mexican-inspired food. We also own the intellectual property of the East Dawning, Little Sheep and COFFii & JOY concepts outright.

SUMMARY INFORMATION REGARDING NOMINEES

The following table provides summary information about each of the nominees to our board of directors (the “Board of Directors” or the “Board”).

Name	Age	Director Since	Primary Occupation	Independent	Board Committee Membership as of March 29, 2019
					A	C	G	F
Fred Hu (Chairman)	55	2016	Chairman and founder of Primavera Capital Group	✓			CC

Joey Wat	47	2017	Chief Executive Officer of the Company

Muktesh “Micky” Pant	64	2016	Vice Chairman and Senior Advisor to the Company

Peter A. Bassi	69	2016	Former Chairman of Yum! Restaurants International	✓	X			X

Christian L. Campbell	68	2016	Owner of Christian L. Campbell Consulting LLC	✓				X

Ed Yiu-Cheong Chan	56	2016	Former Vice Chairman of Charoen Pokphand Group Company Limited	✓	X

Edouard Ettedgui	67	2016	Non-Executive Chairman of Alliance Française, Hong Kong	✓		CC

Cyril Han	41	—	Vice President of Ant Financial Services Group	✓

Louis T. Hsieh	54	2016	Chief Financial Officer of NIO Inc.	✓	CC

Ruby Lu	48	2016	Independent venture capitalist	✓	X		X

Zili Shao	59	2016	Non-executive Chairman of Fangda Partners	✓				CC

William Wang	44	2017	Partner of Primavera Capital Group	✓		X

A – Audit Committee; C – Compensation Committee; G – Nominating and Governance Committee; F – Food Safety Committee; CC – Committee Chair

2	YUM CHINA – 2019 Proxy Statement

PROXY STATEMENT SUMMARY

GOVERNANCE HIGHLIGHTS

The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to stockholders. The Board believes that its principles and practices align management and stockholder interests. Highlights include:

Director Independence	• Independent Board Chairman • 10 of 12 directors are independent

Director Elections and Attendance

•  Annual election of all directors beginning at the Annual Meeting

•  Majority voting policy for elections of directors in uncontested elections

•  Proxy access for director nominees by stockholders

•  Over 95% director attendance at Board and committee meetings in 2018

Board Refreshment and Diversity

•  Directors with experience, qualifications and skills across a wide range of public and private companies

•  Directors reflect a diversity of gender, race and ethnicity

•  Average director age of 59 as of March 29, 2019

•  Independent and non-management directors may generally not stand for re-election after age 75

Other Governance Practices

•  Active stockholder engagement

•  No shareholder rights plan (also known as a poison pill)

•  Director and executive officer stock ownership policies

•  Policy prohibiting hedging or other speculative trading of Company stock

•  Policy regarding resignation if any director experiences a significant change in professional roles and responsibilities

•  Board access to senior management and independent advisors

YUM CHINA – 2019 Proxy Statement	3

PROXY STATEMENT SUMMARY

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Our website is located at www.yumchina.com/En. Although the information contained on or connected to our website is not part of this proxy statement, you can view additional information on our website, such as our 2018 annual report, the charters of our Board committees, our Corporate Governance Principles, our Code of Conduct and reports that we file with the Securities and

Exchange Commission (the “SEC”). Copies of these documents may also be obtained free of charge by writing Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024, or Yum China Holdings, Inc., Yum China Building, 20 Tian Yao Qiao Road, Shanghai 200030 People’s Republic of China, Attention: Corporate Secretary.

4	YUM CHINA – 2019 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

The Board of Directors of Yum China Holdings, Inc. solicits the enclosed proxy for use at the 2019 annual meeting of the Company’s stockholders (the “Annual Meeting”) to be held at 8:30 a.m. (local time), on Friday, May 10, 2019, at Mandarin Oriental Hong Kong, 5 Con-

naught Road, Central, Hong Kong. This proxy statement contains information about the matters to be voted on at the Annual Meeting and the voting process, as well as information about our directors and most highly paid executive officers.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on several important Company matters. In addition, our management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from stockholders.

Why am I receiving these materials?

You received these materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. As a stockholder of record as of the close of business on March 12, 2019, you are invited to attend the Annual Meeting and are entitled to vote on the items of business described in this proxy statement.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

As permitted by SEC rules, we are making this proxy statement and our 2018 annual report available to our stockholders electronically via the Internet. On or about March 29, 2019, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2018 annual report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request a copy. The Notice contains instructions on how to access and review all of the important information contained in the proxy statement and the annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help lower the costs of delivery and reduce the Company’s environmental impact.

YUM CHINA – 2019 Proxy Statement	5

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may attend the Annual Meeting?

The Annual Meeting is open to all stockholders of record as of the close of business on March 12, 2019, or their duly appointed proxies. If you would like to attend the Annual Meeting, you will need to bring a valid picture identification. If your shares are held in the name of a bank, broker or other nominee, you will need to bring a legal proxy from your bank or nominee or other proof of ownership as of the record date to be admitted to the

Annual Meeting. A recent brokerage statement or letter from a bank, broker or other nominee is an example of proof of ownership.

Please note that computers, cameras, sound or video recording equipment, large bags, briefcases and packages will not be allowed in the meeting room.

May stockholders ask questions?

Yes. Representatives of the Company will answer stockholders’ questions of general interest following the Annual Meeting.

Who may vote?

You may vote if you owned any shares of Company common stock as of the close of business on the record date, March 12, 2019. Each share of Company common stock is entitled to one vote. As of March 12, 2019, there were 378,962,222 shares of Company common stock outstanding.

What am I voting on?

You will be voting on the following three items of business at the Annual Meeting:

•	The election of the 12 director nominees named in this proxy statement to serve for a one-year term;

•	The ratification of the appointment of KPMG Huazhen LLP as the Company’s independent auditor for 2019; and
•	The approval, on an advisory basis, of the Company’s named executive officer compensation.

We will also consider other business that properly comes before the meeting.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares:

•	FOR each of the 12 nominees named in this proxy statement for election to the Board;
•	FOR the ratification of the appointment of KPMG Huazhen LLP as our independent auditor for 2019; and

•	FOR the proposal on named executive officer compensation.

6	YUM CHINA – 2019 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

How do I vote before the Annual Meeting?

There are three ways to vote before the meeting:

•	By Internet—we encourage you to vote online at www.proxyvote.com by following instructions on the Notice or proxy card;

•	By telephone—you may vote by making a telephone call to 1 (800) 690-6903 (toll-free in the U.S.); or

•	By mail—if you received your proxy materials by mail, you may vote by completing, signing, dating and mailing the proxy card in the postage-paid envelope provided.

Proxies submitted through the Internet or by telephone as described above must be received by 11:59 p.m., local time, on May 9, 2019. Proxies submitted by mail must be received prior to the meeting.

If you hold your shares in the name of a bank, broker or other nominee, your ability to vote through the Internet or by telephone depends on their voting processes. Please follow the directions of your bank, broker or other nominee carefully.

Can I vote at the Annual Meeting?

Shares registered directly in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held through a bank, broker or other nominee may be voted in person only if you obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. You may still vote your shares in person at the meeting even if you have previously voted by proxy.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	signing another proxy card with a later date and returning it to us for receipt prior to the Annual Meeting;

•	voting again through the Internet or by telephone prior to 11:59 p.m., local time, on May 9, 2019;

•	giving written notice to the Corporate Secretary of the Company prior to the Annual Meeting; or

•	voting again at the Annual Meeting.

Your attendance at the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy.

If you hold your shares in the name of a bank, broker or other nominee, your ability change your vote depends on their voting processes. Please follow the directions of your bank, broker or other nominee carefully.

Who will count the votes?

Representatives of Broadridge Financial Solutions will count the votes and will serve as the independent inspector of election.

YUM CHINA – 2019 Proxy Statement	7

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What if I return my proxy card but do not provide voting instructions?

If you vote by proxy card, your shares will be voted as you instruct by the individuals named on the proxy card. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board set forth on page 1.

What does it mean if I receive more than one Notice or proxy card?

If you received more than one Notice or proxy card, it means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer and Trust Company, LLC, which may be reached at 1 (888) 439-4986.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted on certain matters if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The proposal to ratify the appointment of KPMG Huazhen LLP as our independent auditor for 2019 is considered a routine matter for which brokerage firms may vote shares for which they have not received voting instructions. The other matters to be voted on at our Annual Meeting are not considered “routine” under applicable rules. When a matter is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that matter, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

How many votes must be present to hold the Annual Meeting?

Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting in person or if you properly submit a proxy by Internet, telephone or mail. In order for us to conduct our Annual Meeting, a majority of the shares of Company common stock outstanding as of

March 12, 2019 must be present in person or represented by proxy at the Annual Meeting. This is referred to as a “quorum.” Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

8	YUM CHINA – 2019 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

How many votes are needed to elect directors?

You may vote “FOR” each nominee or “AGAINST” each nominee, or “ABSTAIN” from voting on one or more nominees. Unless you mark “AGAINST” or “ABSTAIN” with respect to a particular nominee or nominees or for all nominees, your proxy will be voted “FOR” each of the director nominees named in this proxy statement. In an uncontested election, a nominee will be elected as a director if the number of “FOR” votes exceeds 50% of the number of votes cast with respect to that director’s election. Abstentions will be counted as present but not voted. Abstentions and broker non-votes will not affect the outcome of the election of directors. Full details of the Company’s majority voting policy are set out in our Corporate Governance Principles and are described under “Governance of the Company—Majority Voting Policy.”

How many votes are needed to approve the other proposals?

Proposals 2 and 3 must receive the “FOR” vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the Annual Meeting. For each of these proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as shares present and entitled to vote at the

Annual Meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” Proposals 2 and 3. Broker non-votes will not be counted as shares present and entitled to vote with respect to the particular matter on which the broker has not voted. Thus, broker non-votes will not affect the outcome of either of these proposals.

When will the Company announce the voting results?

The Company will announce the voting results of the Annual Meeting on a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

What if other matters are presented for consideration at the Annual Meeting?

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this proxy statement. If any other matters properly come before the stockholders at the

Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

YUM CHINA – 2019 Proxy Statement	9

GOVERNANCE OF THE COMPANY

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to stockholders. The Board believes that its practices align management and stockholder interests.

The corporate governance section of our website makes available certain of the Company’s corporate governance materials, including our Corporate Governance Principles, the charters for each committee and our Code of Conduct. To access these documents on our Investor Relations website, ir.yumchina.com, click on “Governance” and then “Corporate Governance Documents.”

Highlights of our corporate governance policies and practices are described below.

Director Independence	• Independent Board Chairman • 10 of 12 directors are independent

Director Elections and Attendance

•  Annual election of all directors beginning at the Annual Meeting

•  Majority voting policy for elections of directors in uncontested elections

•  Proxy access for director nominees by stockholders

•  Over 95% director attendance at Board and committee meetings in 2018

Board Refreshment and Diversity

•  Directors with experience, qualifications and skills across a wide range of public and private companies

•  Directors reflect a diversity of gender, race and ethnicity

•  Average director age of 59 as of March 29, 2019

•  Independent and non-management directors may generally not stand for re-election after age 75

Other Governance Practices

•  Active stockholder engagement

•  No shareholder rights plan (also known as a poison pill)

•  Director and executive officer stock ownership policies

•  Policy prohibiting hedging or other speculative trading of Company stock

•  Policy regarding resignation if any director experiences a significant change in professional roles and responsibilities

•  Board access to senior management and independent advisors

10	YUM CHINA – 2019 Proxy Statement

GOVERNANCE OF THE COMPANY

What is the composition of the Board of Directors and how often are members elected?

Our Board of Directors presently consists of 12 directors. As discussed in more detail later in this section, the Board has determined that ten of those directors are independent under the rules of the NYSE.

Prior to this year’s Annual Meeting, the Board was divided into three classes of equal size. As a result of a de-classification process implemented in connection with the spin-off, the term of each class of directors is expiring at the Annual Meeting. Accordingly, beginning at the Annual Meeting, each of our directors will stand for election each year for a one-year term, and our Board will no longer be divided into three classes.

How often did the Board meet in 2018?

Directors are expected, absent extraordinary circumstances, to attend all Board meetings and meetings of committees on which they serve. Our Board met 11 times and the committees collectively met 16 times during 2018. In 2018, overall attendance at Board and committee meetings was over 95% and all directors attended at least

75% of the aggregate total of meetings of the Board and committees on which the director served. Our independent directors meet privately in executive session without management present at each regularly scheduled Board meeting. Our independent Chairman leads these Board executive sessions.

What is the Board’s policy regarding director attendance at the Annual Meeting?

All directors are encouraged to attend the Annual Meeting. Eleven of our 12 directors attended the 2018 annual meeting of the Company’s stockholders.

How are director nominees selected?

The Nominating and Governance Committee is responsible for recommending director candidates to the full Board for nomination and election at the annual meetings of stockholders. The Nominating and Governance Committee will interview a director candidate before the candidate is submitted to the full Board for approval. The Nominating and Governance Committee’s charter provides that it may retain a third-party search firm to identify candidates from time to time. The Nominating and Governance Committee will also consider director candidates recommended by stockholders or other sources in the same manner as nominees identified by the Committee. For a stockholder to submit a candidate for consideration by the Nominating and Governance Committee, a stockholder must notify the Company’s Corporate Secretary by mail at Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024 or at Yum China Holdings, Inc., Yum China Building, 20 Tian Yao Qiao Road, Shanghai 200030, People’s Republic of China.

YUM CHINA – 2019 Proxy Statement	11

GOVERNANCE OF THE COMPANY

In accordance with the Corporate Governance Principles, our Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated, and are selected based upon contributions they can make to the Board and management. The Nominating and Governance Committee seeks to complete customary vetting procedures and background checks with respect to individuals suggested for potential Board membership by stockholders of the Company or other sources. Ten of our current directors joined the Board in connection with the spin-off from YUM in 2016. In 2017, the Board expanded its size from ten directors to 12 directors and appointed Ms. Joey Wat and Mr. William Wang as directors. Ms. Wat serves as the Chief Executive Officer of the Company and Mr. Wang was identified to the Company by Primavera pursuant to the shareholders agreement discussed below. The new director nominee, Mr. Cyril Han, has been serving as the non-voting Board observer designated by Ant Financial since November 2016. We believe that each of our directors and director nominees has met the guidelines set forth in the Corporate Governance Principles.

What are the directors’ qualifications and skills?

As listed below, our directors have experience, qualifications and skills across a wide range of public and private companies spanning many different industries, possess-

ing a broad spectrum of experience both individually and collectively. They bring a diverse mix of regional, industry and professional expertise to the Company.

How does the composition of our Board reflect diversity?

The Nominating and Governance Committee seeks to recommend nominees that bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. As a part of this process, in connection with director nominations, the Nominating and Governance Committee considers several factors to ensure the entire Board collectively embraces a wide variety of character-

istics, including professional background, experience, skills and knowledge. Each director nominee will generally exhibit different and varying degrees of these characteristics. With respect to the Company’s current slate of director nominees, the Company also benefits from the diversity inherent from differences in Board member age, gender, race and ethnicity.

12	YUM CHINA – 2019 Proxy Statement

GOVERNANCE OF THE COMPANY

Can stockholders nominate directors for election to the Board?

Yes, under our amended and restated bylaws, stockholders may nominate persons for election as directors at an annual meeting by following the procedures described under “Additional Information.”

In addition, our amended and restated bylaws include provisions permitting, subject to certain terms and conditions, stockholders owning at least 3% of the outstanding shares of Company common stock for at least three con-

secutive years to use our annual meeting proxy statement to nominate a number of director candidates not to exceed 20% of the number of directors in office, subject to reduction in certain circumstances. Because we have been an independent publicly traded company for less than three years, stockholders will not be able to nominate directors for election using these proxy access procedures until the 2020 annual meeting of the Company’s stockholders.

What is the Board’s leadership structure?

Our Board is currently led by an independent Chairman, Dr. Fred Hu. Our Board believes that Board independence and oversight of management are effectively maintained through a strong independent Chairman and through the Board’s composition, committee system and policy of having regular executive sessions of non-management directors, all of which are discussed below this section. Further, separating the Chairman and Chief Executive Officer roles enables the Chairman to focus on corporate governance matters and the Chief Executive Officer to focus on the Company’s business. We find that this structure works well to foster an open dialogue and constructive feedback among the independent directors and management. It further allows the Board to effectively represent the best interests of all stockholders and contribute to the Company’s long-term success.

To promote effective independent oversight, the Board has adopted a number of governance practices discussed below.

What are the Company’s governance policies and ethical guidelines?

•

Board Committee Charters. The Audit Committee, Compensation Committee, Nominating and Governance Committee and Food Safety Committee of the Board of Directors operate pursuant to their respective written charters. These charters were approved by the Board of Directors and are reviewed annually by the respective committees. Each charter is available on the Company’s website at ir.yumchina.com.

•

Governance Principles. The Board of Directors has adopted Corporate Governance Principles, which are intended to embody the governance principles and procedures by which the Board functions. These principles are available on the Company’s website at ir.yumchina.com.

•	Ethical Guidelines. YUMC’s Code of Conduct was adopted to emphasize the Company’s commitment to the highest standards of business conduct. The Code of Conduct also sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code of Conduct in a confidential manner. The Code of Conduct applies to all directors and employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. All employees of the Company are required, on an annual basis, to complete the Yum China Code of Conduct Questionnaire and certify in writing that they have read and understand the Code of Conduct. The Code of Conduct is available on the Company’s website at ir.yumchina.com. The Company intends to post amendments to or waivers from the Code of Conduct (to the extent applicable to directors or executive officers) on this website.

YUM CHINA – 2019 Proxy Statement	13

GOVERNANCE OF THE COMPANY

What other significant Board governance practices does the Company have?

•	Annual Election of Directors. In accordance with our Amended and Restated Certificate of Incorporation, our directors are elected to serve a one-year term beginning at the Annual Meeting.

•

Role of Lead Director. Our Corporate Governance Principles require the independent directors to appoint a Lead Director when the Chairman does not qualify as independent in accordance with the applicable rules of the NYSE. The Company currently does not have a Lead Director because the Chairman of the Board is independent.

•

Executive Sessions. Our independent and non-management directors meet regularly in executive session. The executive sessions are attended only by the independent and non-management directors and are presided over by the independent Chairman. Our independent directors also meet in executive session at least once per year.

•

Board and Committee Evaluations. The Board recognizes that a thorough, constructive evaluation process enhances our Board’s effectiveness and is an essential element of good corporate governance. Each year, the Nominating and Governance Committee oversees the design and implementation of the evaluation process, focused on the Board’s contribution to the Company and on areas in which the Board believes a better contribution could be made. In addition, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committees also conducts a similar annual self-evaluation pursuant to their respective charters. Written questionnaires solicit feedback from each director on a wide range of issues, including Board/committee composition and leadership, meetings, responsibilities and overall effectiveness. A summary of the Board and committee evaluation results is discussed with the Board and with the respective committees, and policies and practices are updated in response to the evaluation results. Director suggestions for improvements to evaluation questionnaires and processes are considered for incorporation for the following year.

•

Retirement Policy. Pursuant to our Corporate Governance Principles, independent or non-management directors may not stand for re-election to the Board after they have reached the age of 75, unless the Board unanimously elects to have the director stand for re-election.

•

Limits on Director Service on Other Public Company Boards. Our Corporate Governance Principles provide that directors may serve on no more than four other public company boards. The Company’s Chief Executive Officer, if a director, may serve on no more than two other public company boards. All directors are expected to advise the Chairman and the Chair of the Nominating and Governance Committee prior to accepting any other public company directorship or any assignment to the audit committee or compensation committee of other public company boards.

•

Majority Voting Policy. Our amended and restated bylaws require majority voting for the election of directors in uncontested elections. This means that director nominees in an uncontested election for directors must receive a number of votes “FOR” their election in excess of 50% of the number of votes cast with respect to that director’s election. The Corporate Governance Principles further provide that any incumbent director who does not receive a majority of “FOR” votes will promptly tender to the Board his or her resignation from the Board. The resignation will specify that it is effective upon the Board’s acceptance of the resignation. The Board will, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, accept or reject the resignation and publicly disclose the Board’s decision regarding the resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.

•

Access to Management and Employees. Our directors have complete and open access to senior members of management. Our Chief Executive Officer invites key employees of the Company to attend Board sessions at which the Chief Executive Officer believes they can meaningfully contribute to Board discussion.

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•

Access to Outside Advisors. The Board and Board committees have the right to consult and retain independent legal and other advisors at the expense of the Company. The Audit Committee has the sole authority to appoint, determine funding for and replace the independent auditor. The Compensation Committee has the sole authority to retain any advisor to assist it in the performance of its duties, after taking into consideration all factors relevant to the advisor’s independence from management. The Nominating and Governance Committee has the sole authority to retain search firms to be used to identify director candidates. The Food Safety Committee has the authority to consult and retain any advisor to assist it in connection with the exercise of its responsibilities and authority.

What is the Board’s role in risk oversight?

The Board maintains overall responsibility for overseeing the Company’s risk management framework. In furtherance of its responsibility, the Board has delegated specific risk-related responsibilities to the Audit Committee, the Compensation Committee and the Food Safety Committee.

Audit Committee

The Audit Committee engages in substantive discussions with management regarding the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Our Head of Corporate Audit reports directly to the Audit Committee, as well as our Chief Financial Officer. The Audit Committee also receives reports at each committee meeting regarding legal and regulatory risks from management and meets periodically in separate executive sessions with our independent auditor and our Head of Corporate Audit. The Chief Legal Officer reports regularly to the Audit Committee on the Company’s key risk areas and compliance programs. The Audit Committee periodically provides a summary to the full Board of the risk areas reviewed together with any other risk-related subjects dis-

cussed at the Audit Committee meeting. Alternatively, the Board may review and discuss directly with management the major risks arising from the Company’s business and operations.

Compensation Committee

The Compensation Committee considers the risks that may be implicated by our compensation programs through a risk assessment conducted by management and reports its conclusions to the full Board. This oversight helps ensure the Company’s compensation programs align with the Company’s goals and compensation philosophies and, along with other factors, operate to mitigate against the risk that such programs would encourage excessive or inappropriate risk-taking.

Food Safety Committee

The Food Safety Committee assists the Board in its oversight of the Company’s practices, programs, procedures and initiatives relating to food safety. The Food Safety Committee also monitors trends, issues and concerns affecting the Company’s food safety practices, and the risks arising therefrom, in light of the Company’s overall efforts related to food safety.

How does the Board oversee cybersecurity risk?

The Board and the Audit Committee are involved in oversight of the Company’s cybersecurity risk. The Audit Committee has primary responsibility for oversight of cybersecurity risk and engages in regular discussion with management regarding cybersecurity risk mitigation and incident management. Management provides reports in

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GOVERNANCE OF THE COMPANY

areas such as the Company’s cybersecurity governance processes, cybersecurity incident response system and applicable cybersecurity laws, regulations and standards, status of projects to strengthen internal cybersecurity, the evolving threat environment, vulnerability assessments, specific cybersecurity incidents and management’s efforts to monitor, detect and prevent cyber threats to the Company.

What is the Board’s role in management development and succession planning?

The Board considers management development and succession planning to be a critical part of our Company’s long-term strategy. In accordance with our Corporate Governance Principles, the Board reviews the Company’s succession planning, including succession planning in the case of retirement of the Chief Executive Officer of the Company. The Chief Executive Officer periodically reports to the Board with regard to his or her recommen-

dations for potential successors to senior executive positions and development plans for such individuals. In addition, the Board reviews recommendations from the Compensation Committee with regard to the performance evaluation of the Chief Executive Officer, which the Compensation Committee conducts annually, in accordance with its charter.

How does the Board determine which directors are considered independent?

The Company’s Corporate Governance Principles, adopted by the Board, require that a majority of the directors qualify as independent in accordance with the applicable rules of the NYSE. The Board determines on an annual basis whether each director qualifies as independent pursuant to the applicable rules of the NYSE.

Pursuant to the Corporate Governance Principles, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. As provided in the Corporate Governance Principles, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of the review, the Board affirmatively determined that all of the directors and director nominees are independent of the Company and its management under NYSE rules, with the exception of Micky Pant and Joey Wat. Mr. Pant is not considered an independent director because he currently serves as Senior Advisor to the Company and formerly served as Chief Executive Officer of the Company. Ms. Wat is not considered an independent director because she is the current Chief Executive Officer of the Company.

In reaching this conclusion, the Board determined that Dr. Hu, Messrs. Bassi, Campbell, Chan, Ettedgui, Han, Hsieh, Linen, Shao and Wang and Ms. Lu had no material relationship with the Company other than, in the case of directors standing for re-election, their relationship as a director.

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How do stockholders communicate with the Board?

Stockholders or other parties who wish to communicate directly with the non-management directors, individually or as a group, or the entire Board may do so by writing to the Nominating and Governance Committee, c/o the Corporate Secretary, Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas, 75024. The Nominating and Governance Committee of the Board has approved a process for handling correspondence received by the Company and addressed to non-management members of the Board or the entire Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to a designated member of the Nominating and Governance Committee copies of all such correspondence (except commercial correspondence and correspondence that is duplicative in nature) and a summary of all such correspondence. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Written correspondence from stockholders relating to accounting, internal controls or auditing matters are brought to the attention of the Chairperson of the Audit Committee and to the internal audit department and are handled in accordance with procedures established by the Audit Committee with respect to such matters (described below). Correspondence from stockholders relating to Compensation Committee matters are referred to the Chairperson of the Compensation Committee.

How do the Board and management engage with stockholders?

Our Board and management are committed to regular engagement with our stockholders. In 2018, we contacted our top 25 stockholders and other selected stockholders, which comprise holders of approximately 54% of the outstanding shares of Company common stock, in order to solicit their input on important governance, executive compensation and other matters. Additionally, our senior management team, including our Chief Executive Officer and Chief Financial Officer, regularly engage in meaningful dialogue with our stockholders, including through our quarterly earnings calls and investor conferences and meetings. Our senior management team regularly reports to our Board and, as applicable, committees of our Board, regarding stockholder views.

We evaluate and respond to the views voiced by our stockholders. As a result of our stockholder engagement process in recent years, we have expanded our disclosures on risk oversight, directors’ experience and expertise, succession planning and the further development of our compensation program in this proxy statement.

What are the Company’s policies on reporting of concerns regarding accounting and auditing matters?

The Audit Committee has established policies on reporting concerns regarding accounting and auditing matters in addition to our policy on communicating with our non-management directors. Any employee may, on a confidential or anonymous basis, submit complaints or concerns regarding accounting or auditing matters to the Chief Legal Officer of the Company through the Company’s

Employee Hotline or by e-mail or regular mail. If an employee is uncomfortable for any reason contacting the Chief Legal Officer, the employee may contact the Chairperson of the Audit Committee. The Chief Legal Officer maintains a log of all complaints or concerns, tracking their receipt, investigation and resolution and prepares a periodic summary report thereof for the Audit Committee.

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GOVERNANCE OF THE COMPANY

What are the Committees of the Board?

The Board of Directors has standing Audit, Compensation, Nominating and Governance and Food Safety Committees. Set forth below is a summary of the functions of each committee, the members of each committee as of March 29, 2019 and the number of meetings each committee held in 2018.

Audit Committee Louis T. Hsieh, Chair Peter A. Bassi Ed Yiu-Cheong Chan Ruby Lu Number of meetings held in 2018: 8

•  Possesses sole authority regarding the selection and retention of the independent auditor

•  Reviews and has oversight over the Company’s internal audit function

•  Reviews and approves all auditing services, internal control-related services and permitted non-audit services to be performed for the Company by the independent auditor

•  Reviews the independence, qualification and performance of the independent auditor

•  Reviews and discusses with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting

•  Reviews and discusses with management and the independent auditor the annual audited financial statements, results of the review of the Company’s quarterly financial statements and significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements

•  Reviews the Company’s accounting and financial reporting principles and practices, including any significant changes thereto

•  Advises the Board with respect to Company policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct

•  Discusses with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Further detail about the role of the Audit Committee in risk assessment and risk management is included in the section entitled “What is the Board’s role in risk oversight?”

The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE and that Mr. Hsieh, the Chairperson of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations. The Board has also determined that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE and is financially literate within the meaning of the listing standards of the NYSE.

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Compensation Committee Edouard Ettedgui, Chair Jonathan S. Linen William Wang Number of meetings held in 2018: 6

•  Oversees the Company’s executive compensation plans and programs and reviews and recommends changes to these plans and programs

•  Monitors the performance of the Chief Executive Officer and other senior executives in light of corporate goals set by the Committee

•  Reviews and approves the corporate goals and objectives relevant to the Chief Executive Officer’s and other senior executives’ compensation and evaluates their performance in light of those goals and objectives

•  Determines and approves the compensation level of the Chief Executive Officer and other senior executive officers based on this evaluation

•  Reviews the Company’s compensation plans, policies and programs to assess the extent to which they encourage excessive or inappropriate risk-taking or earnings manipulation

•  Reviews management succession planning and makes recommendations to the Board

The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE.

Nominating and Governance Committee Fred Hu, Chair Jonathan S. Linen Ruby Lu Number of meetings held in 2018: 2

•  Identifies and proposes to the Board individuals qualified to become Board members and recommends to the Board director nominees for each committee

•  Advises the Board on matters of corporate governance

•  Reviews and reassesses from time to time the adequacy of the Company’s Corporate Governance Principles and recommends any proposed changes to the Board for approval

•  Receives comments from all directors and reports annually to the Board with assessment of the Board’s performance

•  Reviews annually and makes recommendations to the Board with respect to the compensation and benefits of directors

The Board has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE.

Food Safety Committee Zili Shao, Chair Peter A. Bassi Christian L. Campbell Number of meetings held in 2018: 2

•  Reviews, evaluates and advises the Board regarding the practices, procedures, strategies and initiatives to protect food safety

•  Reviews, evaluates and advises the Board regarding trends, issues and concerns which affect or could affect the Company’s food safety practices, and the risks arising therefrom, in light of the Company’s overall efforts related to food safety

•  Reviews and evaluates any corrective action taken by management to address any food safety related risks or incident, if any, and advises the Board regarding any proposed action in relation thereto

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What are the Company’s policies and procedures with respect to related person transactions?

Under the Company’s Related Person Transaction Policies and Procedures, the Audit Committee reviews the material facts of all related person transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into the related person transaction. In determining whether to approve or ratify a related person transaction, the Audit Committee will determine whether such transaction is in, or not opposed to, the best interest of the Company and will take into account, among other factors it deems appropriate, whether such transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships in which (i) a related person has or will have a direct or indirect material interest, (ii) the Company is a participant and (iii) that exceed $120,000 in any calendar year are subject to the Audit Committee’s review. Any director who is a related person with respect to a transaction under review may not participate in any discussion or approval of the transaction, except that the director will provide all material information concerning the transaction to the Audit Committee.

Related persons are directors, director nominees, executive officers, beneficial owners of 5% or more of the outstanding shares of Company common stock and their immediate family members. An immediate family member includes a person’s children, stepchildren, parents, stepparents, spouse, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone sharing such person’s household (other than a tenant or employee).

After its review, the Audit Committee may approve or ratify the transaction. The policies and procedures provide that certain transactions are deemed to be pre-approved even if they will exceed $120,000. These transactions include employment of executive officers, director compensation and transactions with other companies if the aggregate amount of the transaction does not exceed the greater of $1 million or 2% of that company’s total consolidated gross revenues and the related person is not an executive officer of the other company.

Other than as described below, there were no transactions considered to be a related person transaction from January 1, 2018 through the date of this proxy statement.

In connection with the spin-off, on September 1, 2016, YUM and the Company entered into investment agreements with each of Pollos Investment L.P., an affiliate of Primavera Capital Group (“Primavera”), and API (Hong Kong) Investment Limited, an affiliate of Zhejiang Ant Small and Micro Financial Services Group Co., Ltd. (“Ant Financial” and, together with Primavera, the “Investors”). Pursuant to the investment agreements, on November 1, 2016, Primavera and Ant Financial collectively invested $460 million in Company common stock and warrants. In connection with and at the closing of the Investment, on November 1, 2016, the Company and the Investors entered into a shareholders agreement, relating to rights and obligations of the Investors as holders of Company common stock and warrants. Pursuant to the terms of the shareholders agreement, Primavera identified two director designees, Dr. Hu and Mr. Wang. In addition, Ant Financial designated one non-voting Board observer, Mr. Han, who is standing for election at the Annual Meeting.

Does the Company require stock ownership by directors?

The Board believes that the number of shares of Company common stock owned by each director is a personal decision. However, the Board strongly supports the position that directors should own a meaningful number of shares of Company common stock and expects that a director will not sell any shares received as director compensation until at least 12 months following the director’s retirement or departure from the Board.

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The Company’s non-employee directors receive a significant portion of their annual compensation in shares of Company common stock. The Company believes that the emphasis on the equity component of director compensation serves to further align the interests of directors with those of our stockholders.

Does the Company require stock ownership by executive officers?

The Board has adopted Stock Ownership Guidelines, which require executive officers to own a substantial amount of Company common stock in order to promote an ownership mentality among management and align their interests with those of stockholders. See “Executive Compensation—Stock Ownership Guidelines” for more information.

How many shares of Company common stock do the directors and executive officers own?

Stock ownership information for our directors and executive officers is shown under “Stock Ownership Information.”

Does the Company have a policy on hedging or other speculative trading in Company common stock?

Directors, executive officers and certain other designated employees are prohibited from speculative trading in Company common stock, including trading in puts, calls or other hedging or monetization transactions.

How are directors compensated?

Employee directors do not receive additional compensation for serving on the Board of Directors. The annual compensation for each director who is not an employee of the Company is discussed under “2018 Director Compensation.”

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ITEM 1.    Election of Directors

Our Board currently consists of 12 directors divided into three classes of equal size. As a result of a de-classification process implemented in connection with the spin-off, the term of each class of directors is expiring at the Annual Meeting. Accordingly, beginning at the Annual Meeting, each of our directors will stand for election each year for a one-year term, and our Board will no longer be divided into three classes.

In accordance with the Board’s retirement policy, Mr. Jonathan S. Linen is not standing for re-election at the Annual Meeting. The Board thanks Mr. Linen for his dedicated service to the Company. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Mr. Cyril Han, who currently serves as a non-voting Board observer pursuant to the shareholders agreement discussed above, for election at the Annual Meeting.

Who are the director nominees?

Each of the director nominees, other than Mr. Han, currently serves as a director of the Company. Each nominee has been nominated by the Board for election at the Annual Meeting to hold office for a one-year term. If elected, the nominees will hold office until the 2020 annual meeting of the Company’s stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal.

The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director for the Company. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

There are no family relationships among any of the directors, director nominees and executive officers of the Company. Ages are as of March 29, 2019.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies may be voted for a substitute nominated by the Board of Directors.

What vote is required to elect directors?

A nominee will be elected as a director if the number of “FOR” votes exceeds the number of “AGAINST” votes with respect to his or her election.

The Board of Directors recommends that you vote FOR the election of the 12 director nominees.

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Director Nominees

Fred Hu Age 55 Director Since 2016

Fred Hu is Chairman and founder of Primavera. Dr. Hu has served as Chairman of Primavera since its inception in 2010. Prior to Primavera, Dr. Hu served in various roles at Goldman Sachs from 1997 to 2010, including serving as Chairman of Greater China at Goldman Sachs Group, Inc. From 1991 to 1996, Dr. Hu served as an economist at the International Monetary Fund (IMF) in Washington D.C., where he engaged in macroeconomic research, policy consultations and technical assistance for member country governments including China. Dr. Hu currently is a member of the board of directors of Hong Kong Exchanges and Clearing Limited and UBS Group AG. Dr. Hu also serves as a co-director of the National Center for Economic Research and professor at Tsinghua University, and he is also an adjunct professor at the Chinese University of Hong Kong and Peking University. In addition, Dr. Hu is a member of the Council of Foreign Relations’ Global Advisory Board, a member of Harvard University Global Advisory Council, and a member of the Advisory Committees of the Harvard Kennedy School of Government, Mossavar-Rahmani Center for Business and Government, Stanford Center for International Development, and the Jerome A. Chazen Institute of International Business at Columbia University. He is the author of several books and other publications in the areas of economics and finance and on China and Asian economies. Dr. Hu has advised the Chinese government on financial and pension reform, state-owned enterprise (SOE) restructuring and macroeconomic policies. Dr. Hu is a trustee of China Medical Board and the Co-Chairman of the Nature Conservatory’s Asia Pacific Council. Dr. Hu brings to our Board extensive expertise in international affairs and the Chinese economy. In addition, Dr. Hu brings valuable business, strategic development and corporate leadership experience as well as expertise in economics, finance and global capital markets.

Joey Wat Age 47 Director Since 2017

Joey Wat has served as the Chief Executive Officer of the Company since March 2018. Ms. Wat served as President and Chief Operating Officer of Yum China from February 2017 to February 2018 and the Chief Executive Officer, KFC from October 2016 to February 2017, a position she held at Yum! Restaurants China from August 2015 to October 2016. Ms. Wat joined Yum! Restaurants China in September 2014 as President of KFC China and was promoted to Chief Executive Officer for KFC China in August 2015. Before joining YUM, Ms. Wat served in both management and strategy positions at AS Watson of Hutchison Group (“Watson”), an international health, beauty and lifestyle retailer, in the U.K. from 2004 to 2014. Her last position at Watson was Managing Director of Watson U.K., which operates Superdrug and Savers, two retail chains specializing in the sale of pharmacy and health and beauty products, from 2012 to 2014. She made the transition from Head of Strategy of Watson in Europe to Managing Director of Savers in 2007. Before joining Watson, Ms. Wat spent seven years in management consulting including with McKinsey & Company’s Hong Kong office from 2000 to 2003. Ms. Wat brings to our Board extensive knowledge of the Company’s business and her industry acumen acquired in the course of a career that included several leadership roles in retail companies.

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Micky Pant Age 64 Director Since 2016

Micky Pant has served as the Vice Chairman of the Board and Senior Advisor to the Company since March 2018. Mr. Pant served as the Chief Executive Officer of the Company from October 2016 to February 2018. He also served as the Chief Executive Officer of the YUM China Division of YUM from August 2015 to October 2016. Commencing in 2006, Mr. Pant held a number of leadership positions at YUM, including the Chief Executive Officer of the KFC Division, CEO of YRI, President of Global Branding for YUM, President of YRI, Chief Marketing Officer of YUM, Global Chief Concept Officer for YUM and President of Taco Bell International. Before joining YUM, Mr. Pant built a foundation in marketing and international business with 15 years at Unilever in India and the U.K. and worked at PepsiCo, Inc. and Reebok International Limited. From December 2014 to October 2018, Mr. Pant served as an independent director on the board of Pinnacle Foods, Inc., where he served on the audit committee and the nominating and governance committee. Mr. Pant brings to our Board his vast knowledge of KFC and Pizza Hut best practices from around the globe and strategic, brand building expertise. In addition, Mr. Pant brings to our Board his corporate leadership knowledge and public company board experience.

Peter A. Bassi Age 69 Director Since 2016

Peter A. Bassi served as Chairman of Yum! Restaurants International (“YRI”) from 2003 to 2005 and as its President from 1997 to 2003. Prior to that position, Mr. Bassi spent 25 years in a wide range of financial and general management positions at PepsiCo, Inc., Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay and Taco Bell. Mr. Bassi currently serves as lead director and Chairman of the nominating and governance committee of BJ’s Restaurant, where he also serves on the audit committee and compensation committee. He has been a member of the board of BJ’s Restaurant since 2004. He also currently serves as the Chairman of the board and the Chairman of the nominating and governance committee of Potbelly Sandwich Works and will retire from Potbelly’s board in May 2019 after ten years of service. Mr. Bassi served on the Value Optimization Board for the private equity firm Mekong Capital, based in Vietnam, from 2015 to 2018. Mr. Bassi also served on the board of The Pep Boys—Manny, Moe & Jack from 2002 to 2009, and served on the board of Amrest Holdings (Poland) from 2012 to 2015. Mr. Bassi brings to our Board knowledge of the restaurant industry and global franchising, as well as financial expertise and extensive public company board and corporate governance experience.

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Christian L. Campbell Age 68 Director Since 2016

Christian L. Campbell owns Christian L. Campbell Consulting LLC, which specializes in global corporate governance and compliance, and he has served as the owner of that entity since February 2016. Mr. Campbell previously served as Senior Vice President, General Counsel and Secretary of YUM from its formation in 1997 until his retirement in February 2016. In 2001, Mr. Campbell’s role was expanded to include Chief Franchise Policy Officer. In these positions, Mr. Campbell oversaw all legal matters at YUM and was responsible for the oversight of YUM purchasing as a director of YUM’s purchasing cooperative with its franchisees. Prior to joining YUM, Mr. Campbell was a Senior Vice President and General Counsel at Owens Corning, a leading global producer of fiberglass insulation and composite building materials. Prior to Owens Corning, he was Vice President and General Counsel for Nalco Chemical Company. In addition, Mr. Campbell was a founding director of Restaurant Supply Chain Solutions, Inc. (“RSCS”), a purchasing cooperative for YUM’s U.S. franchising partners, and he served on RSCS’s board of directors from its formation in 2001 until 2015. Mr. Campbell brings to our Board expertise in corporate governance and corporate compliance of publicly traded companies. In addition, Mr. Campbell brings to our Board extensive knowledge of the quick-service restaurant industry, global franchising and corporate leadership.

Ed Yiu-Cheong Chan Age 56 Director Since 2016

Ed Yiu-Cheong Chan has served as the senior advisor to Food Union, a European based dairy company, and the senior advisor to Food Union’s chairman since April 2018 and as a venture partner of Banyan Capital, a venture capital firm based in Beijing, China since May 2018. In addition, Mr. Chan is a non-executive director of Treasury Wine Estates Limited, a company listed on the Australian Securities Exchange, and an independent non-executive director of Link Real Estate Investment Trust, which is listed on the Stock Exchange of Hong Kong Limited. Mr. Chan was Regional Director of North Asia of the Dairy Farm Group and a director of Dairy Farm Management Services Limited from November 2001 to November 2006. Mr. Chan was the President and Chief Executive Officer of Walmart China from November 2006 to October 2011. Mr. Chan served as Vice Chairman of Charoen Pokphand Group Company Limited and as an Executive Director and Vice Chairman of C.P. Lotus Corporation from 2012 to February 2018. Mr. Chan brings to our Board knowledge of the food and beverage industry in Asia and extensive public company board and corporate governance experience.

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Edouard Ettedgui Age 67 Director Since 2016

Edouard Ettedgui has served as the non-executive Chairman of Alliance Française, Hong Kong since 2016. He also serves as a non-executive director of Mandarin Oriental International Limited, the company for which he was the Group Chief Executive from 1998 to 2016. Prior to his time at Mandarin Oriental International, Mr. Ettedgui was the Chief Financial Officer for Dairy Farm International Holdings, and he served in various roles for British American Tobacco, including Business Development Director, Group Finance Controller and Group Head of Finance. Mr. Ettedgui has also held senior finance positions in seven countries at Philips International. Mr. Ettedgui brings to our Board senior management experience in various international consumer-product industries, extensive financial expertise and public company board experience.

Cyril Han Age 41 Director Nominee

Cyril Han has served as Vice President of Ant Financial Services Group since 2014. He joined Alibaba Group, a Chinese multinational conglomerate, as Senior Director of Corporate Finance in 2011. Before joining Alibaba Group, Mr. Han worked at China International Capital Corporation from July 2001 to September 2011. He has served as a director of Hundsun Technologies Inc., a company listed on the Shanghai Stock Exchange, since February 2016, and has served as a director of ZhongAn Online P & C Insurance Co., Ltd., a company listed on the Hong Kong Stock Exchange, since November 2016. Mr. Han brings to our Board deep knowledge and insights in the fields of finance and technology.

Louis T. Hsieh Age 54 Director Since 2016

Louis T. Hsieh has served as the Chief Financial Officer of NextEV (NIO Inc.), a developer of electric, autonomous vehicles, since May 2017. Mr. Hsieh also has served as a Senior Adviser to the Chief Executive Officer since 2016 and as a director since 2007 of New Oriental Education & Technology Group, a provider of private educational services in China. Prior to his current role, Mr. Hsieh served as that company’s Chief Financial Officer from 2005 to 2015 and President from 2009 to 2016. In addition, Mr. Hsieh serves as an independent director, member of the corporate governance committee and Chairman of the audit committee for JD.com, Inc. Previously, Mr. Hsieh served as an independent director and Chairman of the audit committee for Nord Anglia Education, Inc. He also served as an independent director, member of the corporate governance committee and Chairman of the audit committee for Perfect World Co., Ltd. and China Digital TV Holding Co., Ltd. Mr. Hsieh brings to our Board corporate leadership and public company board experience as well as his extensive financial and international business experience.

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MATTERS REQUIRING STOCKHOLDER ACTION

Ruby Lu Age 48 Director Since 2016

Ruby Lu is an independent venture capitalist investing in technology start-ups in the U.S. and China. In 2006, she co-founded DCM China, an early-stage venture capital firm. During her more than 12-year tenure at DCM, she invested in and served as a board member for many leading technology companies including BitAuto Holdings Limited, E-Commerce China Dangdang Inc. and Pactera Technology International Ltd. She served as an independent director and on the audit committee of iKang Healthcare Group, Inc. before it was taken private and as an independent director and Chairman of the special committee for iDreamSky Technologies Limited before it was taken private. She is currently an independent director on the board of Uxin Group, where she also serves as the Chairman of the audit committee, compensation committee, and nominating and governance committee. Prior to joining DCM in 2003, Ms. Lu was a Vice President in the technology, media and telecommunications investment banking group of Goldman Sachs & Co. in Menlo Park, California. Ms. Lu brings to our Board public company board experience as well as extensive financial and global market experience.

Zili Shao Age 59 Director Since 2016

Zili Shao has served as the non-executive Chairman of Fangda Partners, a leading PRC law firm, since June 2017. Mr. Shao served as Co-Chairman and Partner at King & Wood Mallesons China, a law firm, from April 2015 to May 2017. Mr. Shao is also the founder of MountVue Capital Management Co. Ltd., a special situations private equity fund. From 2009 to 2015, Mr. Shao held various positions with JPMorgan Chase & Co., a financial services company, including Chairman and Chief Executive Officer of JPMorgan China, Vice Chairman of JPMorgan Asia Pacific and Chairman of JPMorgan Chase Bank (China) Company Limited. Prior to JPMorgan, he was a partner with Linklaters LLP, a global law firm. He held positions as Greater China managing partner and managing partner of Asia Pacific. Mr. Shao is currently a director on the board of Elife Holdings Limited, a Hong Kong listed company, and a member of the audit committee of Bank of Montreal (China) Co., Ltd. Mr. Shao brings to our Board extensive professional experience in Asia and public company board and corporate governance experience.

William Wang Age 44 Director Since 2017

William Wang is one of the founding partners of Primavera Capital Group, (“Primavera”). Prior to Primavera, Mr. Wang served as a Managing Director of Goldman Sachs Merchant Banking/Principal Investment Area (“GS”), where he led significant successful investments in China for the group. Prior to GS, Mr. Wang worked in Investment Banking Division and Private Equity Group of China International Capital Corporation Limited (CICC). Mr. Wang currently serves as a director on the board of Geely Automobile Holdings Limited, a Hong Kong listed company, and Sunlands Online Education Group, an NYSE listed company, in addition to directorships at Primavera’s portfolio companies. Mr. Wang brings to our Board deep knowledge and investment insights of the Chinese market.

YUM CHINA – 2019 Proxy Statement	27

MATTERS REQUIRING STOCKHOLDER ACTION

ITEM 2.    Ratification of Independent Auditor

What am I voting on?

We are asking stockholders to approve a proposal to ratify the appointment of KPMG Huazhen LLP (“KPMG”) as our independent auditor for 2019. KPMG has served as our independent auditor since 2016.

As part of its audit engagement process, the Audit Committee considers on at least an annual basis the engagement of the independent auditor. In deciding to engage KPMG as the independent auditor for 2019, the Audit Committee considered:

•	KPMG’s performance in 2018;

•	KPMG’s independence;

•	The depth and expertise of the KPMG’s audit team, including its understanding of the Company’s industry, business, operations and systems, as well as accounting policies and processes;

•	The appropriateness of KPMG’s fees;

•	A consideration of KPMG’s known legal risks and significant proceedings that may impair its ability to perform the audit; and

•	KPMG’s tenure as the Company’s independent auditor.

KPMG rotates its lead audit engagement partner every five years. The Audit Committee is directly involved in the evaluation of the lead audit engagement partner to ensure that the he or she is appropriately qualified to lead the Company’s audit. After considering the criteria set forth above, the Audit Committee believes that retaining KPMG as the Company’s independent auditor is in the best interests of the Company and its stockholders.

Will a representative of KPMG be present at the Annual Meeting?

Representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

The Audit Committee and the Board of Directors recommend that you vote FOR approval of this proposal.

What were KPMG’s fees for audit and other services for 2018 and 2017?

The following table presents fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, and fees billed for audit-related services, tax services and all other services rendered by KPMG for 2018 and 2017. All KPMG services for 2018 and 2017 were approved in advance by the Audit Committee specifically or pursuant to procedures outlined below.

	2018	2017
Audit fees(1)	$2,973,606	$3,039,981
Audit-related fees(2)	11,446	25,434
Tax fees(3)	22,766	16,547
All other fees	—	—

TOTAL FEES	$3,007,818	$3,081,962

(1)

Audit fees include fees for the audit of the annual consolidated financial statements included in the Company’s annual reports, reviews of the interim condensed consolidated financial statements included in the Company’s quarterly reports, and services related to statutory filings or engagements.

(2)	Audit-related fees include audits of financial statements of certain employee benefit plans, agreed upon procedures and other attestations.

28	YUM CHINA – 2019 Proxy Statement

MATTERS REQUIRING STOCKHOLDER ACTION

(3)	Tax fees consist principally of fees for tax filling assistance services.

What is the Company’s policy regarding the approval of audit and non-audit services?

The Audit Committee has implemented a policy for the pre-approval of all audit and permitted non-audit services, including tax services, proposed to be provided to the Company by its independent auditor. Under the policy, the Audit Committee may approve engagements on a case-by-case basis or pre-approve engagements on a categorical basis pursuant to the Audit Committee’s pre-approval policy. The Audit Committee may delegate pre-approval authority to one of its independent members and has currently delegated pre-approval authority up to certain amounts to its Chairperson.

In considering pre-approvals, the Audit Committee considers the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) with respect to auditor independence. Services as to which a general pre-approval has been granted on an annual basis are effective for the applicable year. Any proposed service for which the estimated fees would cause the total fees for that class of service to exceed the applicable estimated fee threshold requires specific approval by the Audit Committee or its delegate.

The Principal Accounting Officer monitors the performance of all services provided by the independent auditor and determines whether such services are in compliance with this policy. The Principal Accounting Officer reports periodically to the Audit Committee with respect to compliance with this policy and the status of outstanding engagements, including actual services provided by the independent auditor and associated fees, and must promptly report to the Chairperson of the Audit Committee any non-compliance (or attempted non-compliance) with this policy of which the Corporate Controller becomes aware.

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MATTERS REQUIRING STOCKHOLDER ACTION

ITEM 3.    Advisory Vote on Named Executive Officer Compensation

What am I voting on?

In accordance with SEC rules, we are asking stockholders to approve, on a non-binding basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement. This non-binding advisory vote is also known as the “Say on Pay” vote. This is not a vote on the Company’s general compensation policies or the compensation of the Board. At the 2018 annual meeting of the Company’s stockholders, approximately 93% of the votes cast by our stockholders were voted in approval of the compensation of our named executive officers as disclosed in the 2018 proxy statement.

Our performance-based executive compensation program is designed to attract, reward and retain the talented leaders necessary for our Company to succeed in the highly competitive market for talent, while maximizing stockholder returns. This approach has made our management team a key driver in the Company’s strong performance over both the long and short term. We believe that our compensation program has attracted and retained strong leaders, and is closely aligned with the interests of our stockholders.

In deciding how to vote on this proposal, we urge you to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures operate and are designed to meet our compensation goals and how our Compensation Committee makes compensation decisions under our programs.

Accordingly, we ask our stockholders to vote in favor of the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related materials included in the proxy statement, is hereby approved.”

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. While this vote is advisory and non-binding on the Company, the Board of Directors and the Compensation Committee will review the voting results and consider stockholder concerns in their continuing evaluation of the Company’s compensation program.

What is the recommendation of the Board of Directors?

The Board of Directors recommends that you vote FOR approval of this proposal.

30	YUM CHINA – 2019 Proxy Statement

STOCK OWNERSHIP INFORMATION

Who are our largest stockholders?

The following table sets forth the number of shares of Company common stock beneficially owned as of March 12, 2019 by (i) beneficial owners of more than 5% of the outstanding shares of Company common stock, (ii) each of the Company’s named executive officers, (iii) each of the Company’s directors and director nominees and (iv) all of the Company’s directors and executive officers as a group.

In accordance with SEC rules, beneficial ownership includes all shares the stockholder actually owns beneficially or of record, all shares over which the stockholder has or shares voting or dispositive control and all shares the stockholder has the right to acquire within 60 days of March 12, 2019. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares(1)

More Than 5% Owners

BlackRock, Inc.	32,785,803	(2)	8.7%
55 East 52nd Street
New York, NY 10055

Primavera Capital Management Ltd.	30,982,892	(3)	7.9%
28 Hennessy Road, 28th Floor
Hong Kong

Standard Life Aberdeen plc	23,303,453	(4)	6.1%
1 George Street,
Edinburgh, UK EH2 2LL

Named Executive Officers

Joey Wat	118,678	(5)	*

Jacky Lo	4,672	(6)	*

Johnson Huang	53,219	(7)	*

Shella Ng	46,938	(8)	*

Danny Tan	58,734	(9)	*

Micky Pant	856,607	(10)	*

Non-Employee Directors and Director Nominees

Peter A. Bassi	51,396		*

Christian L. Campbell	131,974	(11)	*

Ed Yiu-Cheong Chan	18,586		*

Edouard Ettedgui	15,697		*

Cyril Han	0		—

Louis T. Hsieh	50,379		*

Fred Hu	19,483		*

Jonathan S. Linen	73,755	(12)	*

Ruby Lu	18,586		*

Zili Shao	14,900		*

William Wang	12,302		*

Ownership of all directors and executive officers as a group (22 total)	1,659,383	(13)	*

*	Represents less than one percent

(1)	Percentage ownership is determined based on a total of 378,962,222 shares of Company common stock outstanding as of March 12, 2019.

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STOCK OWNERSHIP INFORMATION

(2)

Based on Amendment No. 2 to the Schedule 13G filed by BlackRock, Inc. on February 6, 2019, which indicated that, as of December 31, 2018, BlackRock, Inc. had sole voting power over 29,156,349 shares of Company common stock and sole dispositive power over 32,785,803 shares of Company common stock.

(3)

Based on Amendment No. 3 to the Schedule 13D filed by Primavera Capital Management Ltd. on April 3, 2018, which indicated that, as of March 21, 2018, Primavera Capital Management Ltd. had sole voting and dispositive power over 30,982,892 shares of Company common stock, Pollos Investment GP Ltd. shared voting and dispositive control over 16,364,778 shares of Company common stock and Pollos L.L.C. shared voting and dispositive control over 14,618,114 shares of Company common stock. Such amounts include 14,618,114 shares underlying outstanding Warrants.

(4)

Based on Amendment No. 2 to the Schedule 13G filed by Standard Life Aberdeen plc on February 12, 2019, which indicated that, as of December 31, 2018, Standard Life Aberdeen plc had shared voting power over 17,783,320 shares of Company common stock and shared dispositive power over 23,303,453 shares of Company common stock.

(5)	Includes 70,216 shares issuable upon the exercise of vested stock appreciation rights (“SARs”).

(6)	Includes 3,799 shares issuable upon the exercise of vested SARs.

(7)	Includes 38,454 shares issuable upon the exercise of vested SARs.

(8)	Includes 15,202 shares issuable upon the exercise of vested SARs.

(9)	Includes 38,106 shares issuable upon the exercise of vested SARs.

(10)	Includes 566,694 shares issuable upon the exercise of vested SARs.

(11)	Includes 85,791 shares issuable upon the exercise of vested SARs. Also includes 80 shares held by Mr. Campbell’s spouse.

(12)	Includes 11,006 shares issuable upon the exercise of vested SARs. Also includes 4,000 shares held by Mr. Linen’s spouse.

(13)	Includes 926,093 shares issuable upon the exercise of vested SARs.

32	YUM CHINA – 2019 Proxy Statement

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of the outstanding shares of Company common stock to file with the SEC reports of their ownership and changes in their ownership of Company common stock. Directors, executive officers and greater-than-ten percent stockholders are also required to furnish to us copies of all ownership reports they file with the SEC. To our knowledge, based solely on a review of the copies of such reports and representations by our directors and executive officers that no other reports were required, all of the reports required to be filed by such persons during 2018 were timely filed, except that a Form 4 filed on November 14, 2018 by Ms. Xueling Lu reported one late transaction.

YUM CHINA – 2019 Proxy Statement	33

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for 2018 and our executive compensation philosophies and objectives.

Our named executive officers (“NEOs”) consist of our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers for 2018 and our former Chief Executive Officer. For 2018, our NEOs were:

Name	Title
Joey Wat	Chief Executive Officer (“CEO”)*
Jacky Lo	Chief Financial Officer and Treasurer (“CFO”)
Johnson Huang	General Manager, KFC
Shella Ng	Chief Legal Officer and Corporate Secretary†
Danny Tan	Chief Supply Chain Officer
Micky Pant	Senior Advisor to the Company and Former CEO*

*

In early 2018, we experienced a transition in the CEO role, which resulted in various NEO compensation adjustments as described in this CD&A. In September 2017, the Company promoted Ms. Wat to the position of CEO, to succeed to the role upon Mr. Pant stepping down as CEO on March 1, 2018. In connection with the CEO transition, Mr. Pant entered into a transition agreement pursuant to which he will remain an employee of the Company, serving as Senior Advisor for a two-year period.

†

As previously disclosed, on March 18, 2019, Ms. Ng notified the Company that she intends to resign as Chief Legal Officer and Corporate Secretary, effective April 30, 2019. Ms. Ng entered into a term employment agreement pursuant to which she will serve as senior consultant from May 1, 2019 to November 30, 2019.

This CD&A is divided into four sections:

Executive Summary	• 2018 Business Overview and Performance Highlights

• Alignment of Executive Compensation Program with Business Performance

• Recent Compensation Highlights

• Pay Components

• Executive Compensation Practices

• Stockholder Engagement

Elements of the Executive Compensation Program	• Base Salary
• Annual Performance-Based Cash Bonuses

• Long-Term Equity Incentives

• Other Elements of Executive Compensation Program

• 2018 NEO Compensation and Performance Summary

How Compensation Decisions Are Made	• Executive Compensation Philosophy
• Role of the Compensation Committee

34	YUM CHINA – 2019 Proxy Statement

EXECUTIVE COMPENSATION

• Role of the Independent Consultant

• Competitive Market Review

Compensation Policies and Practices	• Payments upon Termination of Employment
• Compensation Recovery Policy

• Equity-Based Awards Grant Policy

• Stock Ownership Guidelines

• Hedging and Pledging of Company Stock

Executive Summary

2018 Business Overview and Performance Highlights

2018, the Company’s second full calendar year as an independent, public company, was a year of significant financial and operational accomplishments for the Company despite softer trading conditions. As of the end of 2018, the Company was the largest restaurant company in China, operating over 8,400 restaurants. Our restaurant base consists of KFC, the leading quick-service restaurant brand in China in terms of system sales and number of restaurants, Pizza Hut, the leading casual dining restaurant concept in China as measured by system sales and number of restaurants, Taco Bell, East Dawning and Little Sheep. We maintain the exclusive right to operate and sub-license the KFC, Pizza Hut and Taco Bell brands in China (excluding Hong Kong, Taiwan and Macau), and own the East Dawning and Little Sheep concepts outright. In addition, during 2018, the Company opened thirteen coffee stores in four cities under the name COFFii & JOY, a concept developed by the Company in 2018.

Our 2018 performance highlights include the following:

•	Total revenue increased 8% year-over-year to $8.42 billion from $7.77 billion (6% year-over-year increase excluding foreign currency translation (“F/X”));

•	Total system sales for the year grew 5% year-over-year, excluding F/X;

•	Same-store sales grew by 1%, excluding F/X;

•	Maintained restaurant margin of 15.7%;
•

Operating profit increased 21% year-over-year to $941 million from $778 million (16% year-over-year increase excluding F/X), and adjusted operating profit increased 10% year-over-year to $855 million from $775 million (6% year-over-year increase excluding F/X);

•

Net income increased 78% to $708 million from $398 million in 2017 (70% year-over-year increase excluding F/X), and adjusted net income increased 9% to $606 million from $559 million in 2017 (4% year-over-year increase excluding F/X);

•

Diluted earnings per share increased 79% to $1.79 from $1.00 in 2017, and adjusted diluted earnings per share increased by 9% to $1.53 from $1.40 in 2017 (14% year-over-year increase excluding the mark-to-market loss impact of the Company’s equity investment in Meituan Dianping);

•	Opened 819 new restaurants during the year, reaching a total of 8,484 restaurants across more than 1,200 cities; and

•

Membership for the KFC loyalty program reached 160 million, an increase of 50 million year-over-year, and membership for the Pizza Hut loyalty program reached 50 million, an increase of 15 million year-over-year.

See the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for a reconciliation of adjusted operating profit, adjusted net income and adjusted diluted earnings per share to the most comparable GAAP financial measures.

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EXECUTIVE COMPENSATION

Alignment of Executive Compensation Program with Business Performance

The Company’s executive compensation program is structured to support the long-term growth of the Company and create value for stockholders by aligning our executives with business performance goals. As such, the Compensation Committee reviews and endorses performance goals that management believes are central to the Company’s business performance and stockholder value creation. Specifically, the Compensation Committee has selected performance goals under the Company’s incentive programs that are based on operating profit, same store sales, new builds, customer satisfaction, and total shareholder return. These performance goals comprise an overall executive compensation program that the Compensation Committee believes appropriately reflects the Company’s emphasis on increasing profitability and revenue, enhancing customer experience and creating stockholder value.

Recent Compensation Highlights

As part of its ongoing review of the executive compensation program during 2018, and based on input from the Compensation Committee’s compensation consultant and stockholder feedback, the Compensation Committee recently implemented the following changes to the Company’s executive compensation program:

•

PSU Program: In early 2018, the Compensation Committee adopted a share-settled PSU program with awards earned based on our relative total shareholder return (“r-TSR”) over a three-year performance com-

pared to a peer group of 149 peer companies included in the MSCI International China Index which as of January 1, 2018 consisted of companies whose operations are predominantly based in Mainland China but whose stock is listed primarily outside of Mainland China in a currency other than Chinese Renminbi. Payout under the PSU program is capped at target if the Company’s TSR is negative over the three-year performance period. By grant date fair value, approximately 50% of Ms. Wat’s 2018 target long-term incentive opportunity was delivered as PSUs.

•

Phasing Out Certain Tax Equalization Benefits: In connection with Ms. Wat’s appointment to the position of CEO, we entered into a letter agreement with Ms. Wat that provides, among other items, the elimination of tax equalization benefits other than certain grandfathered tax equalization benefits. In addition, tax equalization benefits for Messrs. Lo, Huang, and Tan were also eliminated, other than certain grandfathered tax equalization benefits. For Ms. Ng, tax equalization benefits with respect to gains on equity awards granted after the beginning of 2018 were eliminated.

•

Revised Peer Group: In September 2018, the Compensation Committee adopted a new peer group comprised of peers based in the United States, Greater China and Europe, which we believe represents a more streamlined peer group, provides clearer comparability with the Company’s pay practices, industry classification and ownership structure, and better represents peers with which the Company competes for executive talent.

36	YUM CHINA – 2019 Proxy Statement

EXECUTIVE COMPENSATION

Pay Components

The Company’s executive compensation program has three primary pay components: (i) base salary; (ii) annual performance-based cash bonuses or short-term incentives; and (iii) long-term equity awards. We believe that these key elements are aligned with the Company’s compensation philosophy and objectives, as illustrated in the following table.

Objective	Base Salary	Annual Performance- Based Cash Bonuses (“STI”)	Long-Term Equity Incentives (“LTI”)

Attract and retain the right talent to achieve superior stockholder results — Competitive total reward program structure that enables pay to vary based on role, responsibility, experience, market value and future potential of talent in order to drive superior results year over year.

	X	X	X

Reward performance — Motivate both short-term and long-term performance through annual and long-term equity programs. A significant portion of NEO pay is performance-based or variable and, therefore, at-risk.

		X	X

Emphasize long-term value creation — The Company’s belief is simple: if it creates long-term value for stockholders, then it shares a portion of that value with those responsible for the results. Stock Appreciation Rights (“SARs”) reward value creation generated from sustained results and the favorable expectations of the Company’s stockholders. Restricted Stock Units (“RSUs”) and, beginning in 2018, Performance Stock Units (“PSUs”) focus on the long-term performance of the Company and directly align the interests of the recipients with those of the Company’s stockholders.

X
Drive ownership mentality — We require executives to invest in the Company’s success by owning a substantial amount of Company stock.			X

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EXECUTIVE COMPENSATION

The following chart provides an overview of the 2018 targeted total direct compensation program applicable to our CEO, including an overview of the PSU program applicable to Ms. Wat for 2018. As demonstrated by the following chart, 2018 compensation for our CEO was heavily weighted toward variable pay elements, and such elements comprised approximately 86% of the targeted 2018 annual compensation for Ms. Wat (consisting of the target payout opportunity under the cash bonus plan, target PSU grant and SAR grant and excluding all other compensation reported in the 2018 Summary Compensation Table).

38	YUM CHINA – 2019 Proxy Statement

EXECUTIVE COMPENSATION

Executive Compensation Practices

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation philosophy and objectives:

Our Executive Compensation Practices
✓

We deliver a significant percentage of target annual compensation in the form of variable compensation tied to performance, with 86% of Ms. Wat’s 2018 annual targeted compensation in the form of variable pay elements

✓	We deliver a significant proportion of total compensation in the form of equity

✓	We have multi-year vesting periods for equity awards

✓	We perform market comparisons of executive compensation against a relevant peer group, recognizing the different geographic regions where executives are sourced and recruited

✓	We use an independent compensation consultant reporting directly to the Compensation Committee

✓	We have double-trigger vesting for equity awards in the event of a change in control under our long-term incentive plan

✓	We maintain stock ownership guidelines

✓	We maintain a compensation recovery policy

✓	We maintain an equity-based awards grant policy specifying pre-determined dates for annual equity grants

✓	We hold an annual “say on pay” vote

✓	We maintain an annual stockholder engagement process

✓	Our Compensation Committee regularly meets in executive session without any members of management present

X	We do not pay dividends or dividend equivalents on PSUs unless and until they vest

X	We do not allow repricing of underwater SARs under our long-term incentive plan without stockholder approval

X	We do not allow hedging, short sales or pledging of our securities

Stockholder Engagement

In its compensation review process, the Compensation Committee focuses on structuring the executive compensation program to serve the interests of our stockholders. In that respect, as part of its ongoing review of our executive compensation program, the Compensation Committee considered the approval by approximately 93% of the votes cast for the Company’s “say on pay” vote at our 2018 Annual Meeting of Stockholders. Although the Compensation Committee was pleased with this favorable outcome and interpreted this level of support as an endorsement by our stockholders of our executive compensation program and policies, the Compensation Com-

mittee has nevertheless undertaken efforts to evaluate and further enhance our executive compensation program to continue improving its alignment with the creation of long-term value and the furtherance of our stockholders’ interests.

The Compensation Committee values direct and constructive engagement with the Company’s investors to facilitate a continuing open dialogue to exchange ideas with and respond to questions from investors on compensation matters. During 2018, the Company reached out to its 25 largest stockholders and other selected stockholders (which represented more than 50% of the Company’s outstanding shares as of September 2018) to solicit feed-

YUM CHINA – 2019 Proxy Statement	39

EXECUTIVE COMPENSATION

back on a variety of corporate governance matters (including with respect to executive compensation), with approximately one-third of those stockholders accepting our invitations to discuss. Management shared this stockholder feedback with the Compensation Committee for its consideration in designing the Company’s executive compensation program. Based on stockholder feedback, this year’s CD&A has been updated to include further detail regarding the process the Company has adopted to make executive compensation decisions. In addition, the Compensation Committee intends to continue to evaluate the PSU program, including refining the metrics and considering extending the PSU program to the Company’s executive officers other than Ms. Wat.

The Compensation Committee continuously evaluates plan design and considers adjustments to the Company’s compensation programs based on market and other considerations. The Compensation Committee is committed to serving the Company’s stockholders and plans to continue to engage and dialogue with stockholders as the Company moves forward.

Elements of the Executive Compensation Program

The Company’s executive compensation program consists of three primary pay components: (i) base salary; (ii) annual performance-based cash bonuses or short-term incentives; and (iii) long-term equity awards. The following chart demonstrates that 2018 compensation for Ms. Wat, our CEO, and our other NEOs (excluding Mr. Pant) was heavily weighted toward variable pay elements, and such elements comprised approximately 86% of the targeted 2018 annual compensation for Ms. Wat (consisting of the target payout opportunity under the cash bonus plan, target PSU grant and SAR grant and excluding all other compensation reported in the 2018 Summary

Compensation Table) and, on average, 68% of the targeted 2018 annual compensation for such other NEOs (consisting of the target payout opportunity under the cash bonus plan, SAR grants and RSU grants and excluding all other compensation reported in the 2018 Summary Compensation Table). As noted above, in connection with his stepping down as CEO, Mr. Pant entered into a two-year transition agreement pursuant to which he will serve as a Senior Advisor to the Company. Under the terms of the transition agreement, Mr. Pant does not participate in our standard executive compensation program, and accordingly, we have excluded him from the chart below.

40	YUM CHINA – 2019 Proxy Statement

EXECUTIVE COMPENSATION

Base Salary

The Company provides a fixed level of cash compensation to attract and retain high-caliber talent. Base salary in the form of cash is provided to compensate executives for their primary roles and responsibilities. An executive’s actual salary is dependent on factors such as the executive’s role (including the market value of the role), level of responsibility, experience, individual performance and future potential. The Compensation Committee annually reviews salary levels of the Company’s executive officers.

Annual Performance-Based Cash Bonuses

The principal purpose of our cash-based annual incentive program is to motivate and reward short-term team and individual performance. The following is the formula that was used to calculate 2018 performance-based annual bonuses:

Base Salary	×	Target Bonus Percentage (As a % of Base Salary)	×	Team Performance Factor (0%-200%)	×	Individual Performance Factor (0%-150%)	=	Final Individual Performance Bonus Payout

In conjunction with setting 2018 compensation opportunities, the Compensation Committee reviewed the performance measures used in the annual incentive plan to assess the program’s alignment of the incentive payouts with key performance measures of the Company’s overall business and operating segments for 2018. The measures described below were selected because they were viewed as key indicators of the Company’s success in executing against its business plans.

The Compensation Committee established the performance measures, targets and weights for the 2018 bonus program at the beginning of the year after receiving input and recommendations from management and the Compensation Committee’s compensation consultant.

The performance objectives and targets in 2018 were developed through the Company’s annual financial planning process, which took into account growth strategies, historical performance and the expected future operating environment of the Company. The performance targets were designed to be challenging but achievable with strong management performance. A leverage formula for each team performance measure magnifies the potential impact that performance above or below the performance target will have on the calculation of the annual bonus. This leverage increases the payouts when targets are exceeded and reduces payouts when performance is below target. There is a threshold level of performance for all measures that must be met in order for any bonus to be paid. Additionally, all measures have a cap on the level of performance above which no additional bonus will be paid regardless of performance above the cap.

The team performance targets, actual results, weights and overall performance for each measure for the Company’s NEOs are outlined below. Because the performance metrics were established as growth rate goals, the Company was required to perform better than in 2017 in order to receive a target payout.

COMPANY

Team Performance Measures	Target	Actual	Earned As a % of Target	Weighting	Final Team Performance
Adjusted Operating Profit Growth*	8.7%	6.7%	73	50%	36
Same Store Sales Growth**	3.1%	0.6%	52	25%	13
System Gross New Builds	583	819	200	15%	30
System Customer Satisfaction***	—	—	200	10%	20

FINAL COMPANY TEAM FACTOR					99

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EXECUTIVE COMPENSATION

KFC

Team Performance Measures	Target	Actual	Earned As a % of Target	Weighting	Final Team Performance
Adjusted Operating Profit Growth*	5.8%	7.8%	131	50%	66
Adjusted Same Store Sales Growth**	3.4%	2.5%	82	25%	20
System Gross New Builds	350	566	200	15%	30
System Customer Satisfaction***	82%	85%	200	10%	20

FINAL KFC TEAM FACTOR					136

*

Adjusted Operating Profit Growth as a team performance measure is the reported adjusted operating profit growth, (excluding F/X) excluding the impact from items that was decided after the setting of the performance targets, such as the launch of COFFii & JOY, and the acquisition of a minority interest in a joint venture affecting KFC’s 2018 operating profit.

**

Same Stores Sales Growth is disclosed in the Annual Report on Form 10-K. Adjusted Same Store Sales Growth as a team performance measure is adjusted for items to reflect how we evaluate same store sales growth for our brands internally. For KFC, this goal reflects same store sales growth from Company-owned restaurants and restaurants operated by the Company’s unconsolidated affiliates only (and not franchisee-owned restaurants).

***

System Customer Satisfaction target for the Company is measured based on feedback obtained from real customers through online customer surveys to better gauge customer satisfaction. Company customer satisfaction is measured on an aggregate basis for all of the Company’s brands, while KFC customer satisfaction is measured only with respect to KFC performance. To further improve the effectiveness and accuracy of the customer satisfaction score, the Company further tightened its methodology for measuring system customer satisfaction in order to eliminate irregularities in survey results.

Based on Company performance, each NEO other than Mr. Huang was assigned a Team Performance Factor of 99% since the portion of such NEO’s bonus tied to the Team Performance Factor was based entirely on Company performance. Mr. Huang was assigned a Final Team Performance Factor of 127%, reflecting the weighting of his Team Performance Factor of 25% Company performance and 75% KFC performance.

At the beginning of 2018, the Compensation Committee established the performance goals that would be used to determine the Individual Performance Factor for the CEO, and provided input on the performance goals set by the CEO for the other NEOs, which would used by the CEO for recommending to the Compensation Committee the Individual Performance Factor for each NEO. As part of the Company’s annual performance evaluation process each year, the CEO, after having received input from the Compensation Committee and after consultation with each NEO, establishes that NEO’s performance objectives for the coming year. These performance objectives are not intended to be rigid or formulaic, but rather to serve as the framework upon which the CEO evaluates the NEO’s overall performance.

These annual performance goals generally fell within the performance categories of financial, execution of strategy, digital and delivery, innovation and organizational goals. Under each performance goal category, each NEO had a number of underlying pre-established goals against which the NEO’s performance would be assessed to determine whether the NEO had achieved the overall performance goal. The evaluation of an executive’s performance relative to these goals is inherently subjective, involving a high degree of judgment based on the CEO’s observations of, and interactions with, the executive throughout the year. As an additional input to the evaluation of an executive’s performance, the CEO assesses the overall performance of the Company in light of the dynamics of the China market. As a result, no single performance goal or group of goals is deemed material to the CEO’s evaluation of the executive’s performance.

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The above evaluation provides the basis for the CEO’s recommendation to the Compensation Committee for the executive’s Individual Performance Factor. The Compensation Committee then meets with the CEO and discusses the CEO’s recommendations and meets separately in executive session to discuss the CEO’s recommendations and make a determination of the Individual Performance Factor for the NEOs, excluding the CEO.

The Compensation Committee applied similar factors in determining the Individual Performance Factor for the CEO. The Committee met in executive session to discuss the CEO’s individual performance, and then formulated its recommendation to the other independent directors of the full Board, for their determination of the CEO’s Individual Performance Factor. The evaluation of the CEO’s overall performance relative to these factors is also inherently subjective, involving a high degree of judgment. The Committee, and the other independent directors, assessed the overall performance of the Company in light of the dynamics of China market in which the Company operates. As a result, no single performance goal or group of goals is deemed material to the evaluation of the CEO’s performance.

The use of the Individual Performance Factor provides the Company with a degree of flexibility, which is intended to be applied with both fairness and moderation by the Committee, to reward for contributions to strategic business initiatives and building organizational capabilities supportive of the creation of value over the longer term. Based on the foregoing, the Compensation Committee assigned a 2018 Individual Performance Factor for the NEOs ranging from 105% to 140%, as described below under “2018 NEO Compensation and Performance Summary.”

Long-Term Equity Incentives

The Company provides long-term equity compensation to its executives to encourage decision-making that creates long-term sustainable stockholder value. In determining the size of the annual equity awards, the Compensation Committee considers the following:

•	Prior year individual and team performance;

•	Expected contribution in future years;

•	Consideration of the market value of the executive’s role compared with similar roles in the Company’s peer group and based on compensation survey data; and

•	Achievement of the Company’s stock ownership guidelines.

For 2018, the Compensation Committee granted SARs and PSUs as the annual equity grant for Ms. Wat and granted SARs and RSUs as the annual equity grant for each of our other NEOs (other than Mr. Pant who did not receive an annual equity grant in 2018). These SARs vest annually in equal installments of 25%, beginning on the first anniversary of the grant date and subject to continued employment through the applicable vesting date. The exercise price of each SAR grant was based on the closing market price of the underlying Company stock on the date of grant. The Compensation Committee considers SAR awards to be performance-driven as the SARs will have value only if the share price appreciates above the Company’s closing stock price on the date of grant. The RSUs vest 100% on the third anniversary of the grant date, based on the NEO’s continued employment with the Company through the vesting date.

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As noted above, for 2018, the Compensation Committee changed its approach towards long-term incentives in response to stockholder feedback and introduced a PSU program. Consequently, Ms. Wat received a PSU award with a grant date fair value of approximately 50% of her target long-term incentive opportunity. The PSU program was designed to incentivize Ms. Wat’s performance over a multi-year performance period and to further align her interests with the interests of our stockholders through the use of an r-TSR performance goal. Under the PSU pro-

gram, Ms. Wat’s PSUs will be settled in shares of our common stock based on our r-TSR performance relative to a peer group of 149 peer companies included in the MSCI International China Index, measured over the 2018–2020 performance period, with payout capped at target if the Company’s TSR is negative over the three-year performance period. For the 2018-2020 performance period, Ms. Wat will earn a percentage of her target PSU award as set forth in the table below.

		Threshold	Target	Maximum
TSR Percentile Ranking	<30%	30%	55%	85%
Payout as % of Target	0%	35%	100%	200%

Other Elements of Executive Compensation Program

As with all Company employees, Company executive officers receive certain employment and post-employment benefits. We believe the benefits we offer are an important part of retention and capital preservation for all levels of employees. Our benefits are designed to protect against unexpected catastrophic losses of health and earnings potential and provide a means to save and accumulate assets for retirement and other post-employment needs.

Retirement Plans. The Company offers certain executives working in China retirement benefits under the Bai Sheng Restaurants (Hong Kong) Limited Retirement Scheme (“BSRLRS”). Under the BSRLRS, executives may make personal contributions and the Company provides a company-funded contribution ranging from 5% to 10% of an executive’s base salary. During 2018, all of our NEOs other than Mr. Pant were participants in the BSRLRS, and each participant received a company-funded contribution. The Company also maintains the Yum China Holdings, Inc. Leadership Retirement Plan (“YCHLRP”), which is an unfunded, unsecured account-based retirement plan that allocates a percentage of pay to an account payable to a participating executive following the later to occur of the executive’s separation of employment and attainment of age 55. During 2018, Mr. Pant received an annual allocation to his account under the YCHLRP.

Medical, Dental, Life Insurance and Disability Coverage. The Company provides benefits such as medical, dental, life insurance and disability coverage to its executive officers through the same benefit plans that are provided to all eligible China-based employees.

Perquisites. Certain perquisites are provided to certain Company executive officers relating to overseas assignments. These perquisites are governed by the Company’s formal mobility policy, are offered on a case-by-case basis and reflect each executive’s particular circumstances while also generally reflecting market practices for similarly situated, globally mobile executives working in international companies based in Mainland China. For example, the Company may offer executive perquisites such as housing reimbursement, dependent education, mobility allowances, home leave payments, cost of living allowances and tax preparation services while the executive is performing services in China. These perquisites are intended to help the Company attract and retain high-performing executives from different countries who have the skill sets and experience to successfully manage and lead the Company while living in Mainland China. We formerly offered tax equalization benefits as an element of our ability to recruit and retain talent to work in Mainland China, but we have since eliminated tax equalization benefits (other than certain grandfathered benefits). See the 2018 All Other Compensation Table for details regarding the perquisites received by our NEOs during 2018.

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2018 NEO Compensation and Performance Summary

Below is a summary of our NEOs’ 2018 compensation—which includes base salary, annual cash bonus, equity awards and compensation arrangements entered into in connection with the management transition described above—and an overview of their 2018 performance relative to the annual performance goals.

Joey Wat Chief Executive Officer (since March 1, 2018); President and Chief Operating Officer (through February 28, 2018)

2018 Performance Summary. Ms. Wat has served as the Company’s CEO since March 1, 2018, previously serving as the Company’s President and Chief Operating Officer from February 2017 through February 28, 2018. Ms. Wat’s 2018 performance was rated as above target with an Individual Performance Factor of 120%. During 2018, under Ms. Wat’s leadership, the Company achieved revenue growth of 6% year-over-year and operating profit growth of 16% (both excluding F/X) in a softer market. Ms. Wat’s contributions were considered critical in building the Company’s organizational capability, especially in the areas of digital, delivery and supply chain. Under Ms. Wat’s leadership, the Company opened 819 new restaurants, the second highest number opened in one year in the Company’s (and formerly Yum! Brands, Inc.’s) 30-year history in China, strengthening the Company’s position as the market leader in the industry. Ms. Wat also led the executive team in formulating the Company’s long-term growth strategy and was instrumental in building its organizational capability, especially in the areas of digital and delivery enabling impressive growth in membership of loyalty programs and delivery sales for both KFC and Pizza Hut.

2018 Compensation Decisions. In formulating Ms. Wat’s compensation as CEO, the Compensation Committee worked closely with its compensation consultant to create an overall package that it considered to be competitive and reasonable when compared against peer companies, potential competing offers and the compensation paid to Mr. Pant, our former CEO. After considering the advice of its compensation consultant, the Compensation Committee recommended and the Board approved the following increases to Ms. Wat’s compensation for 2018 to reflect her promotion to CEO:

•	Base Salary. To reflect her promotion to CEO, Ms. Wat’s base salary was increased from $750,000 to $1,100,000, effective March 1, 2018.
•

Annual Incentive Plan Target and Payout Level. To reflect her promotion to CEO, Ms. Wat’s annual cash bonus target was increased from 100% to 130% of her base salary, resulting in a blended bonus target for the year of $1,376,658. Ms. Wat’s 2018 annual cash bonus award payout was $1,635,469, reflecting a total payout of 119% of target based on the Team Performance Factor of 99% and Individual Performance Factor of 120%.

•

Long-Term Incentive Award. Ms. Wat received an annual long-term incentive award with a grant date fair value of approximately $5,000,000, delivered equally in SARs and PSUs. PSUs will be earned based on the Company’s r-TSR over a three-year performance period, as described further above.

In connection with Ms. Wat’s promotion to CEO, Ms. Wat and the Company entered into a letter agreement outlining the terms of her employment in the role of CEO. Under the letter agreement, Ms. Wat will no longer be eligible for tax equalization benefits other than certain grandfathered tax equalization benefits related to previous equity grants and retirement contributions. As noted above, the Compensation Committee considers expatriate benefits to be a necessary component of the Company’s executive compensation program in order to recruit and retain executives working in Mainland China. The letter agreement also provides that if Ms. Wat’s employment is terminated by the Company without “cause” prior to March 1, 2021, then she will be entitled to a severance payment, payable in monthly installments, equal to two times her annual base salary and annual bonus target, subject to her agreement to comply with non-solicitation and non-competition restrictive covenants.

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Jacky Lo Chief Financial Officer and Treasurer

2018 Performance Summary. The Compensation Committee determined Mr. Lo’s performance to be on target with an Individual Performance Factor of 105%. Under Mr. Lo’s leadership in 2018, the Company achieved solid financial results, with cost structures optimized at both the restaurant and corporate levels, as the Company achieved a restaurant profit margin of 15.7% and reduction of general and administrative expenses by 9% year-over-year in constant currency. Mr. Lo also led the Company’s cash allocation strategy, including the return of $473 million to stockholders through cash dividends and share repurchases.

2018 Compensation Decisions. Effective February 1, 2018, the Compensation Committee set Mr. Lo’s 2018 compensation levels after considering the input of its compensation consultant.

•	Base Salary. Mr. Lo’s base salary was increased from $580,000 to $650,000, effective February 1, 2018, in light of the relative position of his salary to market data.
•

Annual Incentive Plan Target and Payout Level. Mr. Lo’s annual cash bonus target was increased from 70% to 75% of his base salary, resulting in a blended bonus target for the year of $482,426. Mr. Lo’s 2018 annual cash bonus award payout was $501,482, reflecting a total payout of 104% of target based on the Team Performance Factor of 99% and Individual Performance Factor of 105%.

•	Long-Term Incentive Award. Mr. Lo received a long-term incentive award with a grant date fair value of approximately $880,000, delivered equally in SARs and RSUs.

Johnson Huang General Manager, KFC

2018 Performance Summary. During 2018, Mr. Huang served as General Manager, KFC. Mr. Huang’s performance was rated as significantly above target with an Individual Performance Factor of 140%. Under Mr. Huang’s leadership in 2018, KFC achieved same-store sales growth of 2%, excluding F/X, and opened 566 new restaurants, exceeding the new build target by 216 restaurants, while maintaining a restaurant profit margin of 17.9%. KFC also achieved total system sales growth of 7% and operating profit growth of 8%, both excluding F/X. Mr. Huang led the successful implementation of KFC’s regional strategy in development, delivery, and product innovation. Under Mr. Huang’s leadership, KFC made significant headway in the areas of digital outreach and delivery. As of December 31, 2018, KFC’s loyalty program had over 160 million members.

2018 Compensation Decisions. Effective February 1, 2018, the Compensation Committee set Mr. Huang’s

2018 compensation levels after considering the input of its compensation consultant.

•	Base Salary. Mr. Huang’s base salary was increased from $585,000 to $650,000, effective February 1, 2018, in light of the relative position of his salary to market data.

•

Annual Incentive Plan Target and Payout Level. Mr. Huang’s annual cash bonus target remained at 75% of his base salary, resulting in a bonus target for the year of $487,500. Mr. Huang’s 2018 annual cash bonus award payout was $866,775, reflecting a total payout of 178% of target based on the blended Team Performance Factor of 127% and Individual Performance Factor of 140%.

•	Long-Term Incentive Award. Mr. Huang received a long-term incentive award with a grant date fair value of approximately $880,000, delivered equally in SARs and RSUs.

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Shella Ng Chief Legal Officer and Corporate Secretary

2018 Performance Summary. During 2018, Ms. Ng served as the Company’s Chief Legal Officer and Corporate Secretary. Ms. Ng’s performance was rated as above target with an Individual Performance Factor of 125%. In determining Ms. Ng’s bonus payout, the Compensation Committee considered Ms. Ng’s contributions in co-leading the Company’s Compliance Oversight Committee, which was responsible for assessing and managing risks during 2018 in the areas of cyber risks, data security, food safety and brand reputation. Ms. Ng played a pivotal role in supporting and advising the Board on risk management and governance standards as the Company entered its second year as a publicly listed company. The Company believes that Ms. Ng’s deep know-how of the business and experience will enable her to continue to support both core and new business initiatives.

2018 Compensation Decisions. Effective February 1, 2018, the Compensation Committee set Ms. Ng’s 2018 compensation levels after considering the market data provided by its compensation consultant.

•	Base Salary. Ms. Ng’s base salary was increased from approximately $400,000 to $420,000, effective February 1, 2018.

•	Annual Incentive Plan Target and Payout Level. Ms. Ng’s annual cash bonus target remained at 65% of her base salary, resulting in a bonus target for the year of
$271,697. Ms. Ng’s 2018 annual cash bonus award payout was $336,226, reflecting a total payout of 124% of target based on the Team Performance Factor of 99% and Individual Performance Factor of 125%.

•	Long-Term Incentive Award. Ms. Ng received a long-term incentive award with a grant date fair value of approximately $600,000, delivered equally in SARs and RSUs.

The Company and Ms. Ng entered into a term employment agreement (the “Term Agreement”) dated March 22, 2019 pursuant to which Ms. Ng agreed to serve as senior consultant to the Company from May 1, 2019 to November 30, 2019. In such capacity, Ms. Ng will advise the Company’s management and the Board on matters pertaining to corporate governance and compliance, provide counsel and guidance with regard to the legal and corporate secretary function and other special projects. In consideration for her services, Ms. Ng will be paid compensation of HK$100,000 per month, continue to participate in certain Company employee benefit plans and receive continued vesting of her outstanding equity awards. In addition, Ms. Ng will be entitled to a 2019 annual bonus, on a pro-rata basis through the Effective Date, in an amount no less than HK$700,000. Under the terms of the Term Agreement, Ms. Ng has agreed to be bound by covenants relating to non-competition, non-solicitation, non-disparagement and non-disclosure.

Danny Tan Chief Supply Chain Officer

2018 Performance Summary. The Compensation Committee determined Mr. Tan’s performance to be above target with an Individual Performance Factor of 125%. Factors contributing to Mr. Tan’s Individual Performance Factor included Mr. Tan’s leadership in managing supply and price fluctuations of crucial commodities, especially poultry. In 2018, Mr. Tan oversaw the development of a flexible supply chain model that is intended to enable more effective and efficient product innovation. Mr. Tan’s disciplined approach to supplier management was supportive of the Company’s focus on protecting food safety and product quality. In particular, Mr. Tan was considered instrumental in advancing Taco Bell’s business model in 2018, setting a foundation for its expansion into new cities going forward.

2018 Compensation Decisions. Effective February 1, 2018, the Compensation Committee set Mr. Tan’s 2018 compensation levels after considering the market data provided by its compensation consultant.

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•	Base Salary. Mr. Tan’s base salary was increased from $550,000 to $600,000, effective February 1, 2018.

•

Annual Incentive Plan Target and Payout Level. Mr. Tan’s annual cash bonus target remained at 75% of his base salary, resulting in a bonus target for the year of $447,853. Mr. Tan’s 2018 annual cash bonus award payout was $554,218, reflecting a total payout of 124%

of target based on the Team Performance Factor of 99% and Individual Performance Factor of 125%.

•	Long-Term Incentive Award. Mr. Tan received a long-term incentive award with a grant date fair value of approximately $760,000, delivered equally in SARs and RSUs.

Micky Pant Former Chief Executive Officer (through February 28, 2018)

2018 Compensation Adjustments in Connection with Resignation as CEO. Effective March 1, 2018, Mr. Pant resigned from the position of CEO and assumed the position of Senior Advisor to the Company for a two-year term. As Senior Advisor, Mr. Pant continues to provide valuable business and strategic development experience gained from his long tenure at YUM and the Company and his expertise in the global restaurant industry. In light of changes to Mr. Pant’s role, the Compensation Com-

mittee reduced Mr. Pant’s base salary from $1,100,000 to $1,000,000, payable in cash or Company common stock, as elected by Mr. Pant. In his role as Senior Advisor, Mr. Pant is no longer eligible to participate in the Company’s annual incentive program or receive annual equity grants under the Company’s long-term incentive program. Mr. Pant did not receive additional compensation for serving as Vice Chairman and director of the Board.

How Compensation Decisions Are Made

Executive Compensation Philosophy

A unique feature of the Company is that while it is registered in the U.S. and listed on the NYSE, it operates largely in China. As a result, knowledge and expertise of both U.S. and China regulatory regimes and business practices are required for many of the Company’s executive officers.

The Company’s executive compensation program has been designed to attract and retain the talent necessary to achieve superior stockholder results and support the long-term growth of the Company while simultaneously holding our executives accountable to continuously achieve results year after year. In addition, the program has been designed to reward performance, emphasize long-term value creation and drive an ownership mentality.

Role of the Compensation Committee

The Compensation Committee reviews and approves goals and objectives relevant to the compensation of the

CEO and other executive officers, sets the compensation levels of each of the executive officers, and together with the other independent directors of the Board, approves the compensation of the CEO. The Compensation Committee’s responsibilities under its charter are further described in the “Governance of the Company” section of this Proxy Statement. While not members of the Compensation Committee, the CEO, the Chief People Officer, and the Chief Legal Officer, when necessary, also attended meetings of the Compensation Committee in 2018 to contribute to and understand the Compensation Committee’s oversight of, and decisions relating to, executive compensation. The CEO, the Chief People Officer, and the Chief Legal Officer did not attend portions of the meetings relating to their own compensation. The Compensation Committee regularly conducts executive sessions without management present. The Compensation Committee also engages in an ongoing dialog with its compensation consultant, the CEO, and the Chief People Officer for the evaluation and establishment of the elements of our executive compensation program.

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Role of the Independent Consultant

During 2018, the Compensation Committee retained Mercer (Hong Kong) Limited (“Mercer”) as its independent consultant to advise it on executive compensation matters. Mercer’s responsibilities for 2018 included providing advice and guidance to the Compensation Committee on (i) the market competitiveness of executive pay policies, practices and levels; (ii) the review of the annual and long-term incentive plans; (iii) trends affecting executive compensation, including regulatory changes, institutional shareholder views, and developments in the restaurant and food retail sector; (iv) peer group review; (v) equity compensation analytics and award valuation services; (vi) pay disclosures, including the CD&A; and (vii) attendance at Compensation Committee meetings. The Compensation Committee has assessed the independence of Mercer pursuant to NYSE rules and conflicts of interest specifically enumerated by the SEC’s six factors, and the Company has concluded that Mercer’s work for the Compensation Committee does not raise any conflicts of interest. The Compensation Committee annually reviews its relationship with Mercer and determines whether to renew the engagement. Only the Compensation Committee has the right to approve the services to be provided by, or to terminate the services of, its compensation consultant.

Competitive Market Review

One of the key objectives of our executive compensation program is to retain and reward the right talent by providing reasonable and competitive compensation.

Historically, the Compensation Committee has used two sets of peer companies with the following characteristics:

•

Publicly listed Greater China companies (i) primarily in the F&B, restaurant, retail, hospitality, and consumer goods and general industries, (ii) of similar revenue size to the Company, and (iii) of similar market prominence with globally mobile executive teams and rigorous pay governance practices and processes; and

•	Publicly listed U.S. companies in the F&B, restaurant, hospitality and consumer goods industries and of similar revenue size as the Company.

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The executive compensation peer groups used for evaluating 2018 compensation decisions made prior to September 27, 2018 for the NEOs consisted of the companies below, which were the same peer groups used to evaluate 2017 compensation decisions.

Greater China Peer Group	U.S. Peer Group

Cathay Pacific Airways Limited

China Mengniu Dairy Co. Ltd.

Chow Tai Fook Jewellery Group Ltd.

CLP Holdings Ltd.

Dah Chong Hong Holdings Limited

Esprit Holdings Limited

Inner Mongolia Yili Industrial Group Co., Ltd

MGM China Holdings Limited

Sands China Ltd.

Shangri-La Asia Limited

SJM Holdings Limited

Swire Pacific Limited

Swire Properties Limited

Techtronic Industries Company Limited

Want Want China Holdings Ltd.

WH Group Limited

Wilmar International Limited

Wynn Macau Ltd.

AutoZone, Inc.

Avon Products, Inc.

Bloomin’ Brands, Inc.

Brinker International, Inc.

Campbell Soup Company

Colgate-Palmolive Company

Conagra Brands, Inc.

Constellation Brands, Inc.

Darden Restaurants, Inc.

Dean Foods Company

Domino’s Pizza, Inc.

Dr Pepper Snapple Group, Inc.

General Mills, Inc.

Hilton Worldwide Holdings Inc.

Hormel Foods Corporation

Hyatt Hotels Corporation

Kellogg Company

Kimberly-Clark Corporation

L Brands, Inc.

Marriott International, Inc.

McCormick & Company, Incorporated

McDonald’s Corporation

MGM Resorts, International

Molson Coors Brewing Company

Starbucks Corporation

The Clorox Company

The Gap, Inc.

The Hershey Company

The J.M. Smucker Company

The Wendy’s Company

Wyndham Worldwide Corporation

Yum! Brands, Inc.

Recognizing the evolving nature of the competitive landscape for executive talent and, in particular, the challenges associated with finding companies comparable to the Company, the Compensation Committee reassesses the peer companies on a periodic basis to evaluate the continued appropriateness of such peer companies. In 2018, the Compensation Committee instructed Mercer to perform a comprehensive review of the Company’s executive compensation peer groups, considering the importance of adequate representation from the China region and including companies with which the Company competes for executive talent.

During 2018, Mercer reviewed the Company’s historical peer group practices and recommended a single peer group for compensation decisions for the NEOs consisting of companies in the restaurant, food and consumer services industries in the United States, Greater China and

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Europe. In proposing a single peer group, Mercer considered the complexity associated with multiple peer groups and also proposed reducing the number of peer companies from 50 to 26 companies to be more in line with market practices and peer groups used by proxy advisory firms. In addition, Mercer suggested that, for purposes of benchmarking compensation levels for NEOs other than the CEO, the peer group data be supplemented with compensation survey data to provide a broader perspective on market practices. References in this CD&A to market data refer to the applicable peer group or survey data, as appropriate.

Based on the recommendations of Mercer, the Compensation Committee approved the following peer group to be used for compensation decisions for the NEOs subsequent to September 27, 2018, the date on which the Compensation Committee approved the revised peer group for the NEOs. Our peer group reflects a median market capitalization of $11.7 billion and median annual revenues of $7.8 billion, both as of September 2018.

Peer Group

Aramark Corporation

Chipotle Mexican Grill, Inc.

Compass Group PLC

Conagra Brands, Inc.

Darden Restaurants, Inc.

Domino’s Pizza, Inc.

Hilton Worldwide Holdings Inc.

Hyatt Hotels Corporation

Lenovo Group Limited

Link Real Estate Investment Trust

Melco Resorts & Entertainment Limited

Restaurant Brands International Inc.

Sodexo S.A.

Starbucks Corporation

Techtronic Industries Company Limited

The Gap, Inc.

The Hershey Company

Tingyi (Cayman Islands) Holding Corp.

US Foods Holding Corp.

Want Want China Holdings Limited

WH Group Limited

Whitbread PLC

Wm Morrison Supermarkets PLC

Wynn Macau, Limited

X5 Retail Group N.V.

YUM! Brands, Inc.

Data from our new 2018 peer group was supplemented by data from companies included in three executive compensation surveys conducted by Mercer in China, Hong Kong, and the U.S., which was size adjusted to reflect the Company’s revenue. During 2018, the Compensation Committee reviewed a report summarizing compensation levels at the 25th, 50th and 75th percentiles of the peer group and, as the case may be, of the survey data for positions comparable to our NEOs. The report compared target and actual total cash compensation (base salary and annual incentives) and total direct compensation (base salary plus annual incentives plus long-term incentives) for each of the NEOs against these benchmarks. The Compensation Committee also reviewed detailed tally sheets that captured comprehensive compensation, benefits and stock ownership details.

Compensation Policies and Practices

Payments upon Termination of Employment

In connection with her promotion to the position of CEO, Ms. Wat entered into a letter agreement with the Company that provides severance upon termination of employment. These severance terms were determined during the negotiation of her CEO compensation after considering market data and the input of the Compensa-

tion Committee’s compensation consultant at the time. Ms. Wat is the only NEO with an agreement with the Company providing severance.

The award agreements with respect to the Company’s outstanding equity awards provide for “double trigger” vesting pursuant to which outstanding awards will fully and immediately vest only if the executive is employed on

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the date of a change in control of the Company and is involuntarily terminated (other than for cause) on or within two years following the change in control. In addition, in the case of an executive officer’s retirement, the Company provides retirement benefits as described above and the continued ability to exercise vested SARs in accordance with the underlying award agreements.

Compensation Recovery Policy

Pursuant to the Compensation Recovery Policy, in the event of any restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee will recover or cancel any performance awards that were awarded to a current or former executive officer as a result of achieving performance targets that would not have been met under the restated results. The Company’s recovery authority applies to any performance award received by such individual during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement. Under the terms of the policy, a performance award means any cash or equity-based award that is made, vests or is payable based wholly or in part on the results of a financial reporting measure.

Equity-Based Awards Grant Policy

The Company’s Equity-Based Awards Grant Policy provides for certain procedures with respect to the granting of equity awards, including specifying pre-determined dates for annual and off-cycle grants and specifying that the Company will not purposely accelerate or delay the public release of material information in consideration of pending equity grants. All annual equity grants are generally to be effective as of the date that is two business days after the Company publicly discloses its results for the previous fiscal year.

Stock Ownership Guidelines

Under the Stock Ownership Guidelines, an executive is required to own a minimum value of shares (which may be met in actual shares and/or immediate rights to shares) in a guideline amount set under the Stock Ownership Guidelines for the executive’s position. An executive must meet 100% of the applicable guideline within five years of becoming subject to such guidelines, with 25% of the guideline to be met within two years, 50% within three years and 75% within four years. The table below shows the value of shares (as a multiple of annual base salary) that must be owned by each NEO other than Mr. Pant (who is no longer subject to the Stock Ownership Guidelines as a Senior Advisor). Each NEO satisfied as of the record date, or is expected to satisfy, the applicable ownership multiple within the timeframe set forth in the Stock Ownership Guidelines.

NEO	Multiple of Annual Base Salary
CEO	6X
CFO	3X
General Manager, KFC	2X
Chief Legal Officer and Corporate Secretary	2X
Chief Supply Chain Officer	2X

Hedging and Pledging of Company Stock

Under the Company’s Code of Conduct, no employee or director is permitted to engage in securities transactions that would allow such employee or director either to insulate himself or herself from, or profit from, a decline in the Company’s stock price. Similarly, no employee or director may enter into hedging transactions in Company stock. Such transactions include (without limitation) short sales as well as any hedging transactions in derivative securities (e.g., puts, calls, swaps or collars) or other speculative transactions related to the Company’s stock. Pledging of Company stock by executive officers and directors is also prohibited.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on such review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Compensation Committee:

Edouard Ettedgui (Chair)

Jonathan S. Linen

William Wang

2018 SUMMARY COMPENSATION TABLE

The following table and footnotes summarize the total compensation awarded to, earned by or paid to the NEOs for fiscal year 2018 and, to the extent required by SEC executive compensation disclosure rules, fiscal years 2017 and 2016. The Company’s NEOs for the 2018 fiscal year are its Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers, and its former Chief Executive Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option/ SAR Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Joey Wat	2018	1,041,667	—	2,500,032	2,516,929	1,635,469	—	2,792,279	10,486,376

Chief Executive Officer	2017	739,858	200,000	2,000,021	1,139,167	1,904,782	—	1,583,655	7,567,483

	2016	626,775	—	899,486	1,096,251	1,231,175	—	979,262	4,832,949

Jacky Lo	2018	641,093	—	440,007	440,011	501,482	—	352,315	2,374,908

Chief Financial Officer and Treasurer	2017	407,917	—	—	208,848	657,261	—	291,305	1,565,331

Johnson Huang	2018	644,583	—	440,007	440,011	866,775	—	453,540	2,844,916

General Manager, KFC	2017	443,158	165,000	805,898	379,722	975,762	—	280,672	3,050,212

Shella Ng	2018	416,184	—	300,040	300,002	336,226	—	1,108,542	2,460,994

Chief Legal Officer and Corporate Secretary	2017	396,058	179,663	1,007,342	379,722	553,331	—	1,240,914	3,757,030

	2016	369,408	—	649,489	418,935	425,112	—	854,506	2,717,450

Danny Tan	2018	592,990	—	380,015	380,005	554,218	—	1,338,085	3,245,313

Chief Supply Chain Officer

Micky Pant	2018	1,018,077	—	—	—	—	41,145	223,603	1,282,825

Senior Advisor and Former Chief Executive Officer	2017	1,100,000	—	—	4,000,008	3,689,400	62,098	719,511	9,571,017

	2016	1,013,645	—	1,500,007	4,500,017	2,470,417	63,974	881,776	10,429,836

YUM CHINA – 2019 Proxy Statement	53

EXECUTIVE COMPENSATION

(1)

The amounts reported in this column for 2018 represent the grant date fair value of the February RSU awards granted to Messrs. Lo, Huang and Tan and Ms. Ng and the PSU award granted to Ms. Wat, calculated in accordance with Accounting Standards Codification Topic 718 (“ASC 718”), Compensation-Stock Compensation. See Note 15 to the Company’s Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2018 (the “Audited Financial Statements”). The amount included in the Stock Awards column for Ms. Wat’s 2018 PSUs is calculated based on the probable satisfaction of the performance goal for such award as of the date of grant.

(2)

The amounts reported in this column for 2018 represent the grant date fair value of the annual SAR awards granted to each of the NEOs, calculated in accordance with ASC 718. See Note 15 to the Company’s Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.

(3)

Amounts in this column reflect the annual incentive awards earned for the applicable fiscal year performance periods under the annual bonus program, which is described further in our CD&A under the heading “Annual Performance-Based Cash Bonuses.”

(4)

Pursuant to SEC disclosure rules, the amounts reported for Mr. Pant represent above-market earnings credited under the YCHLRP that exceed 120% of the applicable federal long-term rate. Please see the narrative accompanying the “2018 Nonqualified Deferred Compensation” table for further information regarding the YCHLRP.

(5)	The amounts in this column for 2018 are explained in the All Other Compensation Table and footnotes to that table, which follow.

(6)

Certain compensation included in the All Other Compensation column was denominated in Chinese Renminbi. Messrs. Lo and Tan and Ms. Ng’s salaries and 2018 bonus awards were denominated in Hong Kong dollars. Compensation paid in Chinese Renminbi or Hong Kong dollars was converted to U.S. dollars using an exchange rate of 6.6229 and 7.8374, respectively, for disclosure purposes.

2018 ALL OTHER COMPENSATION TABLE

The following table and footnotes summarize the compensation and benefits included under the “All Other Compensation” column in the 2018 Summary Compensation Table that were awarded to, earned by or paid to the Company’s NEOs, for the fiscal year ended December 31, 2018.

Name	Perquisites and Other Personal Benefits ($)(1)	Tax Reimbursements ($)(2)	Insurance Premiums ($)(3)	Retirement Scheme Contributions ($)(4)	Other ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Ms. Wat	120,687	2,450,620	—	97,948	123,024	2,792,279

Mr. Lo	92,860	201,490	—	32,055	25,910	352,315

Mr. Huang	117,791	242,070	—	64,448	29,231	453,540

Ms. Ng	93,313	936,214	—	41,618	37,397	1,108,542

Mr. Tan	167,644	1,081,377	—	59,299	29,765	1,338,085

Mr. Pant	11,756	—	3,503	200,000	8,344	223,603

(1)

Amounts** in this column represent: for Ms. Wat, an education reimbursement ($24,755) and housing reimbursement ($95,932); for Messrs. Lo, Huang and Pant and Ms. Ng, a housing reimbursement; and for Mr. Tan, an

54	YUM CHINA – 2019 Proxy Statement

EXECUTIVE COMPENSATION

education reimbursement ($40,079) and housing reimbursement ($127,565). Such amounts are valued based on the amounts paid directly to the NEOs or the service providers, as applicable.

(2)

As noted in the CD&A, pursuant to her CEO letter agreement, Ms. Wat will no longer receive tax reimbursements, other than in connection with certain grandfathered benefits. Tax equalization benefits for Messrs. Lo, Huang and Tan were also eliminated, other than certain grandfathered benefits. For Ms. Ng, tax equalization benefits with respect to gains on equity awards granted after the beginning of 2018 were eliminated. Amounts in this column for Ms. Wat and Messrs. Lo, Huang and Tan represent tax reimbursement primarily for 2017 cash bonuses and equity gains realized in 2018, all of which were grandfathered benefits. Amount in this column for Ms. Ng represents tax reimbursement for salary, cash bonus and gains realized in 2018 on equity awards granted before the beginning of 2018.

(3)	These amounts reflect the income Mr. Pant was deemed to receive from IRS tables related to Company-provided life insurance in excess of $50,000.

(4)	This column represents contributions to the BSRLRS for Mses. Wat and Ng and Messrs. Lo, Huang and Tan and the contribution to the YCHLRP for Mr. Pant.

(5)

This column reports the total amount** of other benefits provided. Other than for certain benefits described below, none of the other benefits individually exceeded the greater of $25,000 or 10% of the total amount of these other benefits and the perquisites and other personal benefits shown in column (b) for the NEO. These other benefits consist of amounts paid for utilities, home leave expenses, transportation allowances, car running expenses, club memberships and executive physicals. In 2018, Ms. Wat received home leave reimbursement of $28,454 and a mobility premium of $60,000.

**

Such amounts, which are reflective of market practice for similarly situated global executives working in international companies based in Mainland China, are paid directly to the NEOs or service providers as applicable.

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EXECUTIVE COMPENSATION

2018 GRANTS OF PLAN-BASED AWARDS

The following table provides information on the annual incentive program that the Company’s NEOs participated in during 2018 and the SARs, RSUs and PSUs granted in 2018 to the Company’s NEOs. The per share value of each award is determined based on the Company’s stock price on the date of grant. Pursuant to the terms of Mr. Pant’s transition agreement, he did not receive any grants of plan-based awards during 2018.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option/ SAR Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option/ SAR Awards ($/Sh)(5)	Grant Date Fair Value of Stock, Option and SAR Awards ($)(6)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Ms. Wat	—	—	1,376,658	4,129,974	—	—	—	—	—	—	—

	2/9/2018	—	—	—	—	—	—	—	186,151	40.29	2,516,929

	2/9/2018	—	—	—	20,958	59,881	119,762	—	—	—	2,500,032

Mr. Lo	—	—	482,426	1,447,278	—	—	—	—	—	—	—

	2/9/2018	—	—	—	—	—	—	—	32,543	40.29	440,011

	2/9/2018	—	—	—	—	—	—	10,921	—	—	440,007

Mr. Huang	—	—	487,500	1,462,500	—	—	—	—	—	—	—

	2/9/2018	—	—	—	—	—	—	—	32,543	40.29	440,011

	2/9/2018	—	—	—	—	—	—	10,921	—	—	440,007

Ms. Ng	—	—	271,697	815,091	—	—	—	—	—	—	—

	2/9/2018	—	—	—	—	—	—	—	22,188	40.29	300,002

	2/9/2018	—	—	—	—	—	—	7,447	—	—	300,040

Mr. Tan	—	—	447,853	1,343,559	—	—	—	—	—	—	—

	2/9/2018	—	—	—	—	—	—	—	28,105	40.29	380,005

	2/9/2018	—	—	—	—	—	—	9,432	—	—	380,015

(1)

Amounts in columns (c), (d) and (e) provide the minimum, target and maximum amounts payable as annual incentive compensation to each NEO other than Mr. Pant under the 2018 annual bonus program based on team and individual performance during 2018. The actual amounts of annual incentive compensation awards paid for 2018 performance are shown in column (g) of the 2018 Summary Compensation Table. The performance measurements, performance targets and target bonus percentages are described in the CD&A, beginning under the heading “Annual Performance-Based Cash Bonuses.”

(2)

Amounts in columns (f), (g) and (h) provide the threshold, target and maximum numbers of shares of common stock that may be received by the grantee upon vesting of PSUs. The PSUs granted to Ms. Wat on February 9, 2018 will be settled in shares of common stock, subject to (i) the attainment of an r-TSR performance goal based on the Company’s r-TSR performance relative to a peer group and measured over the 2018–2020 performance period and (ii) Ms. Wat’s continued employment through the end of the performance period. Amounts reported in the “Threshold” column represent payout of 35% of the target PSUs awarded and require a 30% r-TSR percentile ranking to be achieved, and amounts reported in the “Maximum” column represent payout of 200% of the target PSUs awarded and require the Company’s r-TSR percentile ranking to be 85% or higher.

(3)

RSUs allow the grantee to receive the number of shares of the underlying common stock subject to the award upon vesting. The RSUs granted to Messrs. Lo, Huang and Tan and Ms. Ng on February 9, 2018 vest 100% on the third anniversary of the grant date, subject to the recipient’s continued employment through the vesting date. Dur-

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ing the vesting period, the RSUs will be adjusted to reflect the accrual of dividend equivalents, which will be distributed as additional Company shares at the same time and to the extent the underlying shares vest.

(4)

SARs allow the grantee to receive in cash or the number of shares of the underlying common stock that, in each case, is equal in value to the appreciation in the underlying common stock with respect to the number of SARs granted from the date of grant to the date of exercise. SARs become exercisable in equal installments on the first, second, third and fourth anniversaries of the grant date, subject to the recipient’s continued employment through the applicable vesting date.

(5)	The exercise price of the SARs equals the closing price of the underlying common stock on the grant date.

(6)

The amounts reported in this column for 2018 represent the grant date fair value of the annual SAR awards granted to each of the NEOs other than Mr. Pant, the RSU awards granted to Messrs. Lo, Huang and Tan and Ms. Ng, and the PSU award granted to Ms. Wat, calculated in accordance with ASC 718 and, in the case of Ms. Wat’s PSU award, based upon the probable outcome of the performance goal. See Note 15 to the Company’s Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.

OUTSTANDING EQUITY AWARDS AT 2018 YEAR-END

The following table shows the number of Company shares covered by exercisable and unexercisable SARs, RSUs and PSUs held by the Company’s NEOs on December 31, 2018. This table excludes any YUM shares received by the NEOs upon conversion of their outstanding YUM equity awards in connection with the spin-off.

		Option/SAR Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable(1)		Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)	(i)	(j)

Ms. Wat	2/6/2015	20,297	6,766	(i)	22.32	2/6/2025	—		—	—	—

	3/25/2015	24,231	8,078	(ii)	23.90	3/25/2025	—		—	—	—

	1/4/2016	—	—		—	—	9,505	(i)	318,699	—	—

	2/5/2016	20,658	20,658	(iii)	21.06	2/5/2026	—		—	—	—

	11/11/2016	24,423	24,423	(iv)	26.98	11/11/2026	9,394	(ii)	314,989	—	—

	2/10/2017	27,943	83,831	(v)	26.56	2/10/2027	76,336	(iii)	2,559,536	—	—

	2/9/2018	—	186,151	(vi)	40.29	2/9/2028	—		—	59,881	2,007,810

Mr. Lo	9/23/2016	—	—		—	—	442	(iv)	14,804	—	—

	2/10/2017	5,123	15,369	(v)	26.56	2/10/2027	—		—	—	—

	2/9/2018	—	32,543	(vi)	40.29	2/9/2028	11,044	(vii)	370,307	—	—

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EXECUTIVE COMPENSATION

		Option/SAR Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable(1)		Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)	(i)	(j)

Mr. Huang	2/8/2012	8,994	—		19.46	2/8/2022	—		—	—	—

	2/6/2013	9,652	—		19.00	2/6/2023	—		—	—	—

	2/5/2014	6,797	—		21.30	2/5/2024	—		—	—	—

	2/5/2014	9,516	—		21.30	2/5/2024	—		—	—	—

	2/6/2015	7,611	2,538	(i)	22.32	2/6/2025	—		—	—	—

	1/4/2016	—	—		—	—	9,505	(i)	318,699	—	—

	2/5/2016	6,886	6,886	(iii)	21.06	2/5/2026	—		—	—	—

	11/11/2016	12,211	12,212	(iv)	26.98	11/11/2026	4,697	(ii)	157,494	—	—

	2/10/2017	9,314	27,944	(v)	26.56	2/10/2027	—		—	—	—

	11/1/2017	—	—		—	—	20,480	(v)	686,705	—	—

	2/9/2018	—	32,543	(vi)	40.29	2/9/2028	11,044	(vii)	370,307	—	—

Ms. Ng	2/8/2012	5,213	—		19.46	2/8/2022	—		—	—	—

	2/8/2012	13,901	—		19.46	2/8/2022	—		—	—	—

	2/6/2013	13,467	—		19.00	2/6/2023	—		—	—	—

	2/5/2014	12,234	—		21.30	2/5/2024	—		—	—	—

	2/6/2015	8,626	2,876	(i)	22.32	2/6/2025	—		—	—	—

	1/4/2016	—	—		—	—	9,505	(i)	318,699	—	—

	2/5/2016	5,852	5,854	(iii)	21.06	2/5/2026	—		—	—	—

	11/11/2016	12,211	12,212	(iv)	26.98	11/11/2026	4,697	(ii)	157,494	—	—

	2/10/2017	9,314	27,944	(v)	26.56	2/10/2027	—		—	—	—

	11/1/2017	—	—		—	—	19,200	(vi)	643,773	—	—

	2/9/2018	—	22,188	(vi)	40.29	2/9/2028	7,531	(vii)	252,511	—	—

Mr. Tan	2/5/2010	9,910	—		9.96	2/5/2020	—		—	—	—

	2/4/2011	7,033	—		14,88	2/4/2021	—		—	—	—

	2/8/2012	3,679	—		19.46	2/8/2022	—		—	—	—

	2/6/2013	7,556	—		19.00	2/6/2023	—		—	—	—

	2/5/2014	6,797	—		21.30	2/5/2024	—		—	—	—

	2/5/2014	7,681	—		21.30	2/5/2024	—		—	—	—

	2/6/2015	7,611	2,538	(i)	22.32	2/6/2025	—		—	—	—

	1/4/2016	—	—		—	—	9,505	(i)	318,699	—	—

	2/5/2016	6,886	6,886	(iii)	21.06	2/5/2026	—		—	—	—

	11/11/2016	12,211	12,212	(iv)	26.98	11/11/2026	4,697	(ii)	157,494	—	—

	2/10/2017	9,314	27,944	(v)	26.56	2/10/2027	—		—	—	—

	2/9/2018	—	28,105	(vi)	40.29	2/9/2028	9,538	(vii)	319,818	—	—

Mr. Pant	2/5/2010	113,250	—		9.96	2/5/2020	—		—	—	—

	2/4/2011	100,468	—		14.88	2/4/2021	—		—	—	—

	11/18/2011	93,672	—		16.25	11/18/2021	—		—	—	—

	2/8/2012	114,478	—		19.46	2/8/2022	—		—	—	—

	2/6/2013	89,779	—		19.00	2/6/2023	—		—	—	—

	2/5/2014	83,605	—		21.30	2/5/2024	—		—	—	—

	2/6/2015	65,970	21,990	(i)	22.32	2/6/2025	—		—	—	—

	2/5/2016	103,941	103,942	(iii)	21.06	2/5/2026	—		—	—	—

	11/11/2016	73,269	73,269	(iv)	26.98	11/11/2026	28,181	(ii)	944,900	—	—

	2/10/2017	98,119	294,358	(v)	26.56	2/10/2027	—		—	—	—

(1)	The actual vesting dates for unexercisable SARs are as follows:

(i)	Remainder of the unexercisable award vested on February 6, 2019.

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(ii)	Remainder of the unexercisable award vested on March 25, 2019.

(iii)	One-half of the unexercisable award vested or will vest on each of February 5, 2019 and 2020.

(iv)	One-half of the unexercisable award will vest on each of November 11, 2019 and 2020.

(v)	One-third of the unexercisable award vested or will vest on each of February 10, 2019, 2020 and 2021.

(vi)	One-fourth of the unexercisable award vested or will vest on each of February 9, 2019, 2020, 2021 and 2022.

(2)

The RSUs reported in this column include additional RSUs received with respect to dividend equivalents and which remain subject to the same underlying vesting conditions. The actual vesting dates for unvested RSUs are as follows:

(i)	Remainder of the RSUs vested on January 4, 2019.

(ii)	Remainder of the RSUs will vest on November 11, 2019.

(iii)	The RSUs will vest in full on February 10, 2021.

(iv)	Remainder of the RSUs will vest on September 23, 2019.

(v)	The RSUs will vest in full on November 1, 2021.

(vi)	One-third of the RSUs will vest on each of November 1, 2019, 2020 and 2021.

(vii)	The RSUs will vest in full on February 9, 2021.

(3)	The market value of each award is calculated by multiplying the number of shares covered by the award by $33.53, the closing price of the Company’s stock on the NYSE on December 31, 2018.

(4)

The award reported in this column represents a PSU award with a three-year performance period that is scheduled to be settled in shares of common stock, subject to the attainment of the r-TSR performance goal over the 2018–2020 performance period. In accordance with the SEC executive compensation disclosure rules, the amount reported for Ms. Wat’s PSU award is based on the target performance level.

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EXECUTIVE COMPENSATION

2018 OPTION/SAR EXERCISES AND STOCK VESTED

The table below shows the number of Company shares acquired during 2018 upon the exercise of Company SAR awards and the vesting of Company stock awards and before payment of applicable withholding taxes and broker commissions. This table does not include any shares acquired upon the exercise or vesting of outstanding YUM equity awards.

	Option/SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Ms. Wat	—	—	14,060	541,391

Mr. Lo	—	—	440	15,512

Mr. Huang	—	—	9,380	370,573

Ms. Ng	—	—	15,758	599,153

Mr. Tan	3,610	160,648	9,380	370,573

Mr. Pant	97,740	3,225,432	28,083	1,025,020

Nonqualified Deferred Compensation

The Company offers certain executives working in China retirement benefits under the BSRLRS. Under this program, executives may make personal contributions and the Company provides a company funded contribution ranging from 5% to 10% of an executive’s base salary. In 2018, Ms. Ng and Mr. Tan made personal contributions to the BSRLRS equal to 10% and 5% of base salary, respectively. The Company’s contributions for 2018 were equal to 5% of salary for Mr. Lo and 10% of salary for each of Mses. Wat and Ng and Messrs. Huang and Tan. Additionally, upon termination, participants receive a lump sum equal to a percentage of the Company’s contributions, including investment returns. This percentage is based on a vesting schedule that provides participants with a vested 30% interest upon completion of a minimum of three years of service, and an additional 10% vested interest for each additional completed year, up to a maximum of 100%. Participants may elect a variety of mutual funds in which to invest their account balances under the plan.

During 2018, Mr. Pant was the only NEO who participated in the YCHLRP, an unfunded, unsecured account-based plan maintained by the Company. In 2018, the YCHLRP provided an annual allocation to the account of Mr. Pant equal to 20% of his salary. Additionally, the YCHLRP provides an annual earnings credit to each participant’s account based on the value of the participant’s account at the end of each year. Under the YCHLRP, Mr. Pant received an annual earnings credit equal to 5% of his account balance.

Under the YCHLRP, participants age 55 or older are entitled to a lump sum distribution of their account balance in the quarter following their separation of employment. Any participant under age 55 with a vested YCHLRP benefit, combined with any other deferred compensation benefits covered under Code Section 409A exceeding $15,000, will not receive a distribution until the calendar quarter following the participant’s 55th birthday.

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2018 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
	(a)	(b)	(c)	(d)	(e)

Ms. Wat	—	97,948	—	—	203,424	(5)

Mr. Lo	—	32,055	—	—	58,138	(5)

Mr. Huang	—	64,448	—	—	279,570	(5)

Ms. Ng	41,618	41,618	—	—	530,434	(5)

Mr. Tan	29,650	59,299	—	—	269,121	(5)

Mr. Pant	—	200,000	201,690	9,440	4,426,046

(1)	Amounts in this column reflect Ms. Ng and Mr. Tan’s personal contributions to the BSRLRS.

(2)	Amounts in this column primarily reflect contributions to the BSRLRS for Mses. Wat and Ng and Messrs. Lo, Huang and Tan and the contribution to the YCHLRP for Mr. Pant.

(3)

Amounts in this column reflect earnings during the last fiscal year on amounts deferred under the YCHLRP. All earnings for Mr. Pant are based on the earnings credit provided under the YCHLRP described in the narrative above this table. For Mr. Pant, of the earnings reflected in this column, $41,145 was deemed above-market earnings accruing to his account under the YCHLRP. For above-market earnings on nonqualified deferred compensation, see the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2018 Summary Compensation Table. Under the Hong Kong Data Privacy Act, the administrator of the BSRLRS is restricted from disclosing individual account balances under the BSRLRS, and accordingly, the Company is unable to compile earnings information with respect to the BSRLRS. Under the terms of the BSRLRS, participants may elect a variety of mutual funds in which to invest their account balances under the BSRLRS.

(4)	The amounts reflected in this column are the estimated year-end balances for Mses. Wat and Ng and Messrs. Lo, Huang and Tan under the BSRLRS and the year-end balance for Mr. Pant under the YCHLRP.

(5)

This amount represents the aggregate amount of the Company’s contributions, excluding investment returns. See note (3) to this table for further information regarding investment returns with respect to the BSRLRS. This amount was denominated in Hong Kong dollars and was converted to U.S. dollars using an exchange rate of 7.8374 for disclosure purposes.

Potential Payments upon a Termination or a Change in Control

YCHLRP. Under the YCHLRP, participants age 55 or older are entitled to a lump sum distribution of their account balance following their termination of employment, subject to any delay required to comply with applicable law. Participants under age 55 who terminate with more than five years of service will receive their account balance at their 55th birthday. As of December 31, 2018,

Mr. Pant had a balance under the YCHLRP of $4,426,046.

Severance and Change in Control Arrangements. As of December 31, 2018, Ms. Wat was the only executive with whom the Company had an agreement that provided for severance payments upon termination of employment.

YUM CHINA – 2019 Proxy Statement	61

EXECUTIVE COMPENSATION

However, Ms. Wat’s agreement did not provide for any enhancement of severance in connection with a change in control, nor was the Company a party to any other severance or change in control agreements that would entitle any of the NEOs to severance benefits upon a termination or a change in control. Under the terms of Ms. Wat’s letter agreement, if Ms. Wat’s employment is terminated by the Company without “cause” prior to March 1, 2021, then Ms. Wat will be entitled to a severance payment, payable in monthly installments, equal to two times her annual base salary and annual bonus target ($5,060,000), subject to Ms. Wat’s execution of a post-termination agreement that includes restrictive covenants relating to non-solicitation, non-competition and non-disclosure.

In addition, Mr. Pant is subject to a letter of understanding with the Company that specifies that any post-spin-off equity awards from the Company will be eligible for continued vesting upon retirement, provided Mr. Pant (i) was actively employed for at least one year following the grant date, (ii) provided at least six months notification of intention to retire, and (iii) signed non-solicitation and non-compete agreements. The letter of understanding also provides that Mr. Pant’s unvested awards from YUM will continue to vest during his employment with the Company and, upon his separation from the Company, Mr. Pant will be treated as a retiree from YUM, his vested SARs can be held until the term expires, and he will receive prorated vesting of his unvested SARs. In connection with his stepping down as CEO and assuming the position of Senior Advisor effective March 1, 2018, Mr. Pant’s outstanding equity awards continue to vest under the terms of his letter of understanding, dated October 28, 2016, and his transition agreement, dated September 29, 2017. As of December 31, 2018, the estimated values of Mr. Pant’s unvested equity awards were: Company SARs of $4,074,252, YUM SARs of $5,251,725 and Company RSUs of $944,900, in each case based on the closing price of a Company or YUM share, as applicable, as reported on the NYSE on December 31, 2018.

The Company and Ms. Ng entered into a term employment agreement (the “Term Agreement”) dated March 22, 2019 pursuant to which Ms. Ng agreed to serve as senior consultant to the Company from May 1, 2019 to November 30, 2019. In such capacity, Ms. Ng will advise the Company’s management and the Board on matters pertaining to corporate governance and compliance, provide counsel and guidance with regard to the legal and corporate secretary function and other special projects. In consideration for her services, Ms. Ng will be paid compensation of HK$100,000 per month, continue to participate in certain Company employee benefit plans and receive continued vesting of her outstanding equity awards. In addition, Ms. Ng will be entitled to a 2019 annual bonus, on a pro-rata basis through the Effective Date, in an amount no less than HK$700,000. Under the terms of the Term Agreement, Ms. Ng has agreed to be bound by covenants relating to non-competition, non-solicitation, non-disparagement and non-disclosure.

Equity Award Agreements. Under the terms of our equity agreements, all outstanding SARs, RSUs and PSUs would fully and immediately vest following a change in control of the Company if the executive is employed on the date of the change in control and is involuntarily terminated (other than for cause) on or within two years following the change in control, with performance measured through the date of termination and subject to proration for time served during the performance period in the case of the PSUs.

Under Ms. Wat’s PSU award, she would be eligible for prorata vesting, based on actual performance through the end of the performance period and service during the performance period, in the event of a termination due to death, disability or retirement. For purposes of this award, retirement is defined as termination of employment by the participant on or after the participant’s attainment of age 55 and ten years of service or age 65 and five years of service (and not for any other reason). As of December 31, 2018, if Ms. Wat’s employment terminated due to death or disability, she would have been entitled to a prorated award with respect to her PSUs of $577,048, assuming actual payout. As of December 31, 2018, Ms. Wat was not retirement eligible under the terms of the PSU award.

The below table shows the amount of payments and other benefits that each NEO would have received with respect to his or her Company equity awards upon a change in control and involuntary termination on December 31, 2018.

	Wat $	Lo $	Huang $	Ng $	Tan $	Pant $
Accelerated Vesting of SARs	1,155,516	107,122	389,078	379,998	389,078	4,074,252
Accelerated Vesting of RSUs	3,193,224	385,111	1,533,206	1,372,477	796,012	944,900
Accelerated Vesting of PSUs	577,048	—	—	—	—	—

TOTAL	4,925,788	492,233	1,922,284	1,752,475	1,185,090	5,019,152

62	YUM CHINA – 2019 Proxy Statement

EXECUTIVE COMPENSATION

In addition, if a change in control of the Company had occurred as of December 31, 2018, the following NEOs would have been entitled to receive accelerated vesting of their YUM equity awards, with the value of such awards as follows: Ms. Wat, $1,424,119; Mr. Huang, $390,402; Ms. Ng, $360,066; Mr. Tan, $390,402; and Mr. Pant, $5,251,725.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Ms. Wat, our CEO as of December 31, 2018.

Identification of Median Pay Employee

The Company employed approximately 450,000 persons as of year-end 2018, and substantially all of them are based in China. Given the nature of its operations, approximately 91% of the Company’s employees were restaurant crewmembers. More than 75% of the crewmembers worked part-time, approximately 50% of whom attending university at the same time, and were paid on an hourly basis. Our wage rates for crewmembers are determined based on a number of factors, including but not limited to cost of living, labor supply and demand, and competitive market pay rates in the city in which the crewmember works.

We selected December 31, 2018, as the date on which to determine our median employee. For purposes of identifying the median employee from the employee population base, we considered the total compensation of all of our employees, as compiled from our payroll records. In addition, we measured compensation for purposes of determining the median employee using December 2018 payroll records. Compensation paid in foreign currencies was converted to U.S. dollars based on a weighted average exchange rate for the relevant period.

Using this methodology, our median employee, other than Ms. Wat, was identified as a part-time crewmember attending university and located in a second-tier city in China.

Ratio

For 2018,

•	The annual total compensation of the median employee, as identified above, was $3,885.

•

Ms. Wat’s annual total compensation for purposes of this pay ratio disclosure was $10,608,080. This number differs from her total compensation as reported in the 2018 Summary Compensation Table because we have annualized the increases in her base salary and bonus target that became effective upon her assumption of the role of CEO on March 1, 2018.

•	Based on this information, the ratio of the annual total compensation of Ms. Wat to the median of the annual total compensation of all employees is estimated to be 2,731 to 1.

Our pay ratio is significantly impacted by the fact that substantially all of our employees are based in China, approximately 75% of our over 410,000 crewmembers are employed on a part-time and hourly basis, and typical wages vary between the cities in which our restaurants are located.

The above ratio and annual total compensation amount of the median employee are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules. The Company notes that its ratio and annual total compensation amount may not be directly comparable to those of other companies because the methodologies and assumptions used to identify the median employee may vary significantly among companies.

YUM CHINA – 2019 Proxy Statement	63

2018 DIRECTOR COMPENSATION

The Company primarily uses stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. The Nominating and Governance Committee of the Board considers advice from the compensation consultant and reviews and makes recommendations to the Board with respect to the compensation and benefits of directors on an annual basis.

2018 Changes to Director Compensation. The Company’s 2017 and earlier director compensation structure had been determined by the board of directors of YUM prior to the spin-off. After considering the advice of the compensation consultant, the Company adjusted its director compensation structure in December 2017, effective June 1, 2018, to better reflect the fact that the Company’s directors require knowledge, expertise, time and efforts beyond what is typical of directors of peer companies due to the Company’s demands in areas of both U.S. and China regulatory regimes and business practices. The Company’s director compensation structure for 2018 is discussed below.

Non-Employee Directors Retainer. Effective June 1, 2018, our non-employee directors were each compensated with an annual retainer equal to *$275,000, payable in Company common stock or, if requested by a director, up to one-half in cash.

Chairman and Committee Chairperson Retainer. Effective June 1, 2018, in addition to the annual retainer paid to all non-employee directors, the Chairman of the Board (Dr. Hu) received an additional annual cash retainer of *$225,000. The Chairperson of the Audit Committee (Mr. Hsieh) received an additional *$30,000 stock retainer, the Chairperson of the Compensation Committee (Mr. Ettedgui) received an additional *$20,000 stock retainer, the Chairperson of the Nominating and Governance Committee (Dr. Hu) received an additional *$15,000 stock retainer, and the Chairperson of the Food Safety Committee (Mr. Shao) received an additional *$15,000 stock retainer.

Employee Directors. Employee directors do not receive additional compensation for serving on the Board of Directors.

*

These retainers were paid in June 2018 to compensate the directors for their services from June 1, 2018 to May 31, 2019, prorated to account for the fact that the directors had already been compensated for their services for the June 1, 2018 to October 31, 2018 period pursuant to retainers paid in November 2017, except for the committee chairperson retainer paid to Mr. Shao. The committee chairperson retainer paid to Mr. Shao, the Chairperson of the Food Safety Committee, which was established in December 2017, was to compensate for his service from January 1, 2018 to May 31, 2018 with a prorated annual retainer of $10,000, and from June 1, 2018 to May 31, 2019 with an annual retainer of $15,000.

64	YUM CHINA – 2019 Proxy Statement

2018 DIRECTOR COMPENSATION

The table below summarizes compensation paid to each non-employee director during 2018.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	Total ($)
(a)	(b)	(c)	(d)

Peter A. Bassi	90,650	90,600	181,250

Christian L. Campbell	11	181,239	181,250

Ed Yiu-Cheong Chan	11	181,239	181,250

Edouard Ettedgui	31	194,969	195,000

Louis T. Hsieh	1	202,916	202,917

Fred Hu	131,275	192,058	323,333

Jonathan S. Linen	11	181,239	181,250

Ruby Lu	11	181,239	181,250

Zili Shao	39	200,378	200,417

William Wang	11	181,239	181,250

(1)

Represents the portion of the annual retainer that the director elected to receive in cash rather than equity with respect to Mr. Bassi, cash fees received in lieu of fractional shares by Messrs. Campbell, Chan, Ettedgui, Hsieh, Linen, Shao and Wang and Ms. Lu and the annual cash retainer paid to Dr. Hu as Chairman of the Board.

(2)

Represents the grant date fair value for annual stock retainer awards granted in 2018. Each director received shares of Company common stock determined by dividing the applicable annual retainer by the closing market price of a share of Company common stock on the date of grant, with any fractional shares paid in cash rather than equity.

Stock Ownership Requirements. Although our directors are not subject to the Stock Ownership Guidelines, we nevertheless expect our directors to own a meaningful number of shares of Company common stock, and we have a share retention policy in place for directors. Pursu-

ant to the share retention policy, no director may sell any shares received as director compensation until at least 12 months following the director’s retirement or departure from the Board.

YUM CHINA – 2019 Proxy Statement	65

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes, as of December 31, 2018, the equity compensation we may issue to our directors, officers, employees and other persons under the Company’s Long Term Incentive Plan (the “LTIP”), which was approved by YUM as the Company’s sole stockholder prior to the spin-off.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)

Equity compensation plans approved by security holders	18,673,436	(1)	21.18	(2)	15,970,471	(3)

Equity compensation plans not approved by security holders	—		—		—

TOTAL	18,673,436		21.18		15,970,471

(1)	Includes 1,002,735 shares issuable in respect of restricted stock units and performance share units.

(2)

Restricted stock units and performance share units do not have an exercise price. Accordingly, this amount represents the weighted-average exercise price of outstanding stock appreciation rights and stock options.

(3)

After the spin-off, full value awards granted to the Company’s employees under the LTIP, including restricted stock units and performance share units, will reduce the number of shares available for issuance by two shares. Stock appreciation rights granted to the Company’s employees under the LTIP will reduce the number of shares available for issuance only by one share.

66	YUM CHINA – 2019 Proxy Statement

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the Audit Committee are Louis T. Hsieh (Chair), Peter A. Bassi, Ed Yiu-Cheong Chan and Ruby Lu. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE and that Mr. Hsieh, the Chairperson of the Audit Committee, is qualified as an audit com-

mittee financial expert within the meaning of SEC regulations. The Board has also determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE and is financially literate within the meaning of the NYSE listing standards.

What document governs the activities of the Audit Committee?

The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee’s responsibilities are set forth in the charter. The Audit Committee annually reviews and reassesses the adequacy of its charter and recommends any proposed changes to the Board for approval. The charter is available on our website at ir.yumchina.com.

What are the responsibilities of the Audit Committee?

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s system of internal controls and procedures and disclosure controls and procedures, the Company’s risk management, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditor. The Audit Committee has the authority to obtain advice and assistance from independent legal, accounting or other advisors as the Audit Committee deems necessary or appropriate to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.

The Audit Committee has sole authority to appoint, determine funding for or replace the independent auditor and manages the Company’s relationship with its independent auditor, which reports directly to the Audit Committee. Each year, the Audit Committee evaluates the performance, qualifications and independence of the independent auditor. In doing so, the Audit Committee considers whether the independent auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditor.

The members of the Audit Committee meet periodically in separate executive sessions with management (includ-

YUM CHINA – 2019 Proxy Statement	67

AUDIT COMMITTEE REPORT

ing the Company’s Chief Financial Officer and Principal Accounting Officer), the internal auditors and the independent auditor, and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The

Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

What matters have members of the Audit Committee discussed with management and the independent auditor?

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent auditor all annual and quarterly financial statements prior to their issuance. During 2018, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the U.S. and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussions with the independent auditor of matters required to be discussed pursuant to applicable requirements of the PCAOB and the SEC, including the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and disclosures related to critical accounting practices. The Audit Committee has also discussed with KPMG matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter received from KPMG required by applicable require-

ments of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether non-audit services provided by the independent auditor are compatible with the independent auditor’s independence. The Audit Committee also received regular updates, and written summaries as required by the PCAOB rules (for tax and other services), on the amount of fees and scope of audit, audit-related, tax and other services provided.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee monitored the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee also reviewed and discussed legal and compliance matters with management, and, as necessary or advisable, the Company’s independent auditor.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2018?

Based on the Audit Committee’s discussions with management and the independent auditor and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Board of Directors, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that it include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

68	YUM CHINA – 2019 Proxy Statement

AUDIT COMMITTEE REPORT

Who prepared this report?

This report has been furnished by the members of the Audit Committee:

Louis T. Hsieh, Chair

Peter A. Bassi

Ed Yiu-Cheong Chan

Ruby Lu

YUM CHINA – 2019 Proxy Statement	69

ADDITIONAL INFORMATION

Who pays the expenses incurred in connection with the solicitation of proxies?

Expenses in connection with the solicitation of proxies will be paid by us. Proxies are being solicited principally by mail, by telephone and through the Internet. We have retained Georgeson Inc. to act as a proxy solicitor for a fee estimated to be $9,500, plus reimbursement of out-of-pocket expenses. In addition, our directors, officers and regular employees, without additional compensation, may solicit proxies personally, by e-mail, telephone, fax or special letter. We will reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of shares of Company common stock.

How may I elect to receive stockholder materials electronically and discontinue my receipt of paper copies?

Stockholders with shares registered directly in their name who received stockholder materials in the mail may elect to receive future annual reports and proxy statements from us and to vote their shares through the Internet instead of receiving copies through the mail. We are offering this service to provide stockholders with added convenience, to reduce our environmental impact and to reduce annual report printing and mailing costs.

To elect this option, go to www.amstock.com, click on Stockholder Account Access, log in and locate the option to receive Company mailings via e-mail. Stockholders who elect this option will be notified by mail how to access the proxy materials and how to vote their shares on the Internet or by phone.

If you consent to receive future proxy materials electronically, your consent will remain in effect unless it is withdrawn by writing our transfer agent, American Stock Transfer and Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219 or by logging onto our transfer agent’s website at www.amstock.com and following the applicable instructions. Also, while this consent is in effect, if you decide you would like to receive a paper copy of the proxy materials, you may call, write or e-mail American Stock Transfer and Trust Company, LLC or Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024, or Yum China Holdings, Inc., Yum China Building, 20 Tian Yao Qiao Road, Shanghai 200030, People’s Republic of China, Attention: Corporate Secretary.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted a procedure called “householding,” which has been approved by the SEC. The Company and some brokers household proxy materials, delivering a single Notice and, if applicable, this proxy statement and the annual report, to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders or they participate in electronic delivery of proxy materials.

70	YUM CHINA – 2019 Proxy Statement

ADDITIONAL INFORMATION

Stockholders who participate in householding will continue to access and receive separate proxy cards. This process will help reduce our printing and postage fees, as well as save natural resources. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024, or to Yum China Holdings, Inc., Yum China Building, 20 Tian Yao Qiao Road, Shanghai 200030 People’s Republic of China, Attention: Investor Relations.

May I propose actions for consideration at next year’s annual meeting of the Company’s stockholders or nominate individuals to serve as directors?

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and proxy card for presentation at the 2020 annual meeting of the Company’s stockholders, the proposal must be received by our Corporate Secretary at our principal executive offices, Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024, or Yum China Holdings, Inc., Yum China Building, 20 Tian Yao Qiao Road, Shanghai 200030, People’s Republic of China, by November 30, 2019. We strongly encourage any stockholder interested in submitting a proposal to contact our Chief Legal Officer in advance of this deadline to discuss the proposal. Stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that we will include it in our proxy statement.

Under our amended and restated bylaws, stockholders may also nominate persons for election as directors at an annual meeting or introduce an item of business that is not included in our proxy statement. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting must be submitted in writing to our Corporate Secretary at our principal executive offices, and the stockholder submitting any such nomination or item of business must include information set forth in our amended and restated bylaws. For the 2020 annual meeting of the Company’s stockholders, we must receive the notice of your intention to introduce a nomination or to propose an item of business no earlier than January 11, 2020 and no later than February 10, 2020, unless we hold the 2020 annual meeting before April 10, 2020 or after June 9, 2020, in which case notice must be received no later than 10 days after notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs. Stockholders must also satisfy the other requirements specified in our amended and restated bylaws. You may contact the Company’s Corporate Secretary at the address mentioned above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Is any other business expected to be conducted at the Annual Meeting?

The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this proxy statement. If any other matter should come before the Annual Meeting, the individuals named on the form of proxy intend to vote the proxies in accordance with their best judgment.

The chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

YUM CHINA – 2019 Proxy Statement	71

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until at 11:59 PM (local time) the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (local time) the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    YUM CHINA HOLDINGS, INC. 7100 CORPORATE DRIVE PLANO, TX 75024    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY    THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.    The Board of Directors recommends you vote FOR the following: 1. Election of Directors    Nominees 1a. Fred Hu 1b. Joey Wat 1c. Muktesh “Micky” Pant 1d. Peter A. Bassi 1e. Christian L. Campbell 1f. Ed Yiu-Cheong Chan 1g. Edouard Ettedgui 1h. Cyril Han 1i. Louis T. Hsieh 1j. Ruby Lu    1k. Zili Shao    1l. William Wang    The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Ratification of Independent Auditor    3. Advisory Vote to Approve Executive Compensation    NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.    For Against Abstain    For Against Abstain    For Against Abstain    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.    Signature [PLEASE SIGN WITHIN BOX] Date    Signature (Joint Owners) Date    0000411648_1    R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com    YUM CHINA HOLDINGS, INC. Annual Meeting of Stockholders May 10, 2019 8:30 AM This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Jacky Lo and Pingping Liu, or either of them, as proxies, each with the power to appoint his/her substitute, revoking all proxies previously given, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of Yum China Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. local time, on May 10, 2019, at the Mandarin Oriental Hong Kong, 5 Connaught Road, Central, Hong Kong, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.    Continued and to be signed on reverse side    0000411648_2    R1.0.1.18